Exhibit 10.27
OFFICE LEASE
LANDLORD:
I-10 EC CORRIDOR #2 LIMITED PARTNERSHIP,
a Delaware limited partnership
TENANT:
CARBO CERAMICS INC.,
a Delaware corporation
Regarding the Premises Located at:
Energy Center II
575 North Dairy Ashford, Suite 300
Houston, Texas

EXHIBITS:
Rider
Exhibit A — 1	Outline of Premises
Exhibit A — 2	Legal Description of Land
Exhibit A — 3	Refusal Space
Exhibit B	Rules and Regulations
Exhibit C — 1	Work Letter
Exhibit C — 2	Preliminary Plans
Exhibit C — 3	Air Conditioned Shell Condition
Exhibit D	Confirmation of Lease Terms
Exhibit E	Form of SNDA
Exhibit F	Form of Estoppel Certificate
Exhibit G	Designated Smoking Area

ii

OFFICE LEASE
     THIS OFFICE LEASE is dated for identification purposes only as of January 20, 2009 (this “Lease”), and is made by and between I-10 EC CORRIDOR #2 LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and CARBO CERAMICS INC., a Delaware corporation (“Tenant”).
IT IS AGREED AS FOLLOWS:
1.	BASIC LEASE TERMS.

1.1	Landlord’s Address for Notice:	I-10 EC Corridor #2 Limited Partnership c/o Trammell Crow Company 2800 Post Oak Boulevard, Suite 2300 Houston, Texas 77056 Attn: Asset Manager

	With copy to:	CB Richard Ellis Asset Services, Inc. 585 North Dairy Ashford Houston, Texas 77079 Attn: General Manager of the Building

	With copy to:	I-10 EC Corridor #2 Limited Partnership c/o Principal Real Estate Investors 801 Grand Avenue, Dept H-137 Des Moines, IA 50392-1370 Attn: Central CRE — Equities Team

	Rent Payment Address:	I-10 EC Corridor #2 Limited Partnership P.O. Box 301111 Property: 253310 Los Angeles, CA 90030-1111

1.2	Tenant’s Address for Notice:	CARBO Ceramics Inc. 575 North Dairy Ashford, Suite 300 Houston, TX 77079 Attn: Vice President of Human Resources

CARBO Ceramics Inc. 575 North Dairy Ashford, Suite 300 Houston, TX 77079 Attn: General Counsel
1.3 Guarantor: None.
1.4 Premises: Suite No. 300 of the Building as shown on the floor plans attached hereto as Exhibit A-1, containing approximately 22,159 rentable square feet of space, which is the final agreement of the parties and is not subject to change.
1.5 Building: That certain building located at 575 North Dairy Ashford, Houston, Texas 77079. The Building contains approximately 305,585 rentable square feet of space, which is the final agreement of the parties and not subject to change.
1.6 Complex: The Building and the building and improvements located at 585 North Dairy Ashford, Houston, Texas 77079, along with the Garage and the Land.

1.7 Garage: That certain parking garage associated with the Building.
1.8 Land: That certain real property on which the Building and Garage are located, the legal description of which is attached as Exhibit A-2.
1.9 Lease Term: Eighty-six (86) full calendar months and any partial month.
1.10 Commencement Date: The earlier of (a) May 1, 2009, or (b) the date on which Tenant initially performs normal business operations from the Premises. In the event that the Commencement Date is later than May 1, 2009 as a result of a delay attributable solely to the negligence of Landlord or its agents, employees or contractors (and not attributable to Force Majeure, Tenant or any third party), then Tenant shall be entitled to one day of free Base Rent and Tenant’s Proportionate Share of Operating Expenses for every one day of such delay after May 1, 2009. Tenant shall be permitted access to the Premises prior to the Commencement Date for the purpose of constructing the Tenant Improvements.
1.11 Expiration Date: The last day of the eighty-sixth (86th) full calendar month following the Commencement Date.
1.12 Base Rent:

	Annual
Dates	Base Rent/RSF	Monthly Installment
Commencement Date — Month 2	$19.75	$0.00	*
Month 3 — Month 12	$19.75	$36,470.02
Month 13 — Month 14	$22.25	$41,086.48
Month 15 — Month 26	$22.75	$42,009.77
Month 27 — Month 38	$23.25	$42,933.06
Month 39 — Month 50	$23.75	$43,856.35
Month 51 — Month 62	$24.25	$44,779.65
Month 63 — Month 74	$24.75	$45,702.94
Month 75 — Expiration Date	$25.25	$46,626.23

*	Such abatement shall apply solely to payment of the monthly installments of Base Rent, but shall not be applicable to any other charges, expenses or costs payable by Tenant under this Lease (including, without limitation, Tenant’s Proportionate Share of Operating Expenses, Taxes, Insurance and Common Area Charges). Landlord and Tenant agree that the abatement of rental and other payments contained in this Section is conditional and is made by Landlord in reliance upon Tenant’s faithful and continued performance of the terms, conditions and covenants of this Lease and the payment of all monies due Landlord hereunder. In the event that Tenant defaults under the terms and conditions of the Lease, then the unamortized portion of all conditionally abated rental shall become fully liquidated and immediately due and payable (without limitation and in addition to any and all other rights and remedies available to Landlord provided herein or at law and in equity).
1.13 Tenant’s Proportionate Share: 7.251%.
1.14 Base Year: None. There is a full pass through of Operating Expenses and Taxes (subject to the conditional abatement set forth in Section 1.12 above).
1.15 Security Deposit: None.
1.16 Allowance: Seven Hundred Seventy-Five Thousand Five Hundred Sixty-Five and No/100ths Dollars ($775,565.00) (i.e., $35.00 per rentable square foot of space in the Premises), as more fully set forth in the Work Letter, attached hereto as Exhibit C-1.
1.17 Brokers: Landlord’s Broker: CB Richard Ellis, Inc.

Tenant’s Broker: Studley, Inc.
1.18 Parking Spaces: Tenant and its employees, agents and invitees shall have the non-exclusive right to use eighty-nine (89) Parking Spaces (i.e., four (4) Parking Spaces per 1,000 rentable square feet of space in the Premises) in the Garage for the initial Lease Term and any renewals, subject to (1) such Rules and Regulations (as defined herein) as Landlord may promulgate from time to time and (2) rights of ingress and egress of other tenants and their employees, agents and invitees. None of the Parking Spaces shall be assigned or reserved; provided, however, that Tenant shall have the right to convert ten percent (10%) of its Parking Spaces to reserved Parking Spaces upon thirty (30) days’ prior written notice to Landlord at no additional charge during the initial Lease Term, the location of which shall be reasonably determined by Landlord following consultation with Tenant. Landlord reserves the right to charge for guest parking during the primary Lease Term. Tenant shall enter into a separate agreement with any applicable parking vendor, if requested by Landlord.
1.19 Permitted Uses: General office uses in keeping with the first class nature of the Building.

1.20	Amount Due on Execution:	Base Rent for Month 3:	$36,470.02
		Operating Expenses for Month 1:	$20,312.42
		Security Deposit:	$0.00

		Total:	$56,782.44

2. DEMISE AND USE.
     (A) “As Is”. Landlord does hereby lease to Tenant and Tenant hereby accepts the Premises on the terms set forth herein. TENANT ACKNOWLEDGES THAT IT HAS INSPECTED AND ACCEPTS THE PREMISES IN ITS “AS-IS, WHERE IS” CONDITION (provided the foregoing shall not relieve Landlord of its repair and maintenance obligations under this Lease). However, Landlord shall make all improvements required under this Lease or the attached Work Letter, as applicable.
     (B) Delivery. If Tenant occupies the Premises prior to the Commencement Date, such occupancy shall be subject to all provisions hereof and shall not advance the termination date, and Tenant shall pay rent for such period at the initial monthly rate set forth below.
     (C) Permitted Use. Tenant covenants that the Premises will be used only for the Permitted Use together with the incidental activities of Tenant, its affiliated companies or other subsidiary companies and for no other use or purpose. Tenant further covenants that the Premises will not be used or occupied for any unlawful purposes. Tenant further acknowledges that it has received no written or oral inducements from Landlord or any of Landlord’s representatives concerning this Lease (other than as specifically set forth herein) or that Tenant will be granted any exclusive rights. Any use (other than the Permitted Use) that causes a material increase in the cost of insurance carried by Landlord in connection with the Building shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Lease to the contrary, under no circumstances may any portion of the Premises be used for any of the following purposes: governmental agencies, consulates, foreign government agencies, foreign government entities, foreign consultants, healthcare or medical care providers, call centers, collection agencies, or high employee density uses (in excess of 1 person per 250 rentable square feet of space), or any uses prohibited by the Protective Covenants (each a “Prohibited Use”).
3. [INTENTIONALLY OMITTED]
4. BASE RENT. Monthly installments of Base Rent and other amounts due hereunder (collectively, “Rent”) are due on the first day of each month in advance without demand and without deduction, abatement, or setoff during the Lease Term. Rent of any period during the Lease Term hereof which is less than one month shall be a pro-rata portion of the monthly installment. Rent shall be payable in lawful money of the United States to Landlord at the address stated herein or to such other persons or at such other places as Landlord may designate in writing.

5. OPERATING EXPENSES (INCLUDING TAXES).
     (A) The term “Operating Expenses” shall include all costs of managing, insuring, repairing, replacing, and operating the Building, Garage and Land, and associated common areas (including, without limitation, landscaped areas, parking areas, hallways, lobbies, and common restrooms) computed in accordance with generally accepted accounting principles. Landlord may equitably allocate (in its reasonable judgment) among the buildings within the Complex any common Operating Expenses. Operating Expenses include, without limitation, costs associated with any property management office, fitness center and/or deli, and furniture, fixtures and equipment located therein, as well as the costs associated with items (1) through (4) below
          (1) Taxes.
               (a) Landlord shall pay all taxes payable during the Lease Term before the same are delinquent.
               (b) As used herein, the term “taxes” shall include, without limitation: real estate taxes; assessments (whether they be general or special); governmental charges that accrue against the Premises, the Building, and the Land (whether federal, state, county, or municipal, and whether imposed by taxing or management districts or authorities presently existing or hereafter created); sewer rents; margin taxes; transit and transit district taxes; taxes based upon the receipt of rent; and any other federal, state or local governmental charge, general, special, ordinary or extraordinary, but excluding (1) taxes and assessments attributable to the personal property of any tenant of the Complex, (2) any taxes imposed on any transfer of ownership of the Complex, and (3) any inheritance, estate, succession, gift, franchise, corporation, income or profits tax (other than the margin tax referenced above).
          (2) Services.
               (a) Generally. Provided that this Lease or Tenant’s right to possession of the Premises have not been terminated, Landlord shall furnish to Tenant:
                    (i) 24 hours per day, every day of the year water (tempered and cold) provided for general use of tenants of the Building;
                    (ii) heated and refrigerated air conditioning as appropriate, during normal working hours (hereinafter defined) and at such other times as Landlord normally furnishes these services to all tenants of the Building, and at such temperatures and in such in keeping with Comparable Buildings;
                    (iii) janitorial services (including trash removal) consistent with Comparable Buildings on Business Days other than Holidays for Building-standard installations (Landlord reserves the right to bill Tenant separately for extra janitorial service required for non-standard installations) and such window washing as may from time to time in Landlord’s judgment be reasonably required but in no event less than once per year;
                    (iv) 24 hours per day, every day of the year elevators for ingress and egress to the floors on which the Premises are located and the Garage, in common with other tenants, provided that Landlord may reasonably limit the number of elevators to be in operation at times other than during normal working hours and on Holidays;
                    (v) replacement of Building-standard light bulbs and fluorescent tubes (but not incandescent light bulbs, nonstandard fixtures, or other lamps of Tenant);
                    (vi) normal electrical current during normal business hours other than equipment whose electrical energy consumption exceeds normal electrical usage defined below;
                    (vii) shared access to and use of the loading dock for Tenant’s loading, unloading, delivery, and pick-up activities during normal business hours including the right to leave vehicles parked in one of the four parking spaces in the loading dock area for enough time to load or unload and pick up and deliver goods to and from the Premises, subject, however, to reasonable Rules and Regulations as are promulgated by Landlord from time to time. Tenant shall also have access to and use of the loading dock for the purposes set forth above after normal business hours but only by contacting Landlord’s security personnel by telephone (which security personnel shall be available for such purpose at all times and will respond promptly);

                    (ix) At all times during normal business hours, and subject to reasonable prior notice at all other times, non-exclusive use of the Building freight elevators to the Premises, subject to temporary cessation for ordinary repair and maintenance, and during times when life safety systems override normal Business operating systems. Landlord shall use reasonable efforts to accommodate Tenant’s scheduling needs; and
                    (x) access to the Premises twenty-four (24) hours a day every day of the year, subject to reasonable Rules and Regulations for safety, security and energy conservation.
     Except as otherwise specifically provided herein, failure by Landlord to any extent to make available, or any slowdown, stoppage or interruption of these services shall not render Landlord liable in any respect for damage to either person, property or business, nor be construed an eviction of Tenant or work an abatement or offset of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Except as provided below, should any equipment or machinery furnished by Landlord breakdown or for any cause cease to function properly, Landlord shall use reasonable diligence to repair same promptly, but Tenant shall have no claim for abatement of Rent or damages on account of any interruption in service occasioned thereby or resulting therefrom. In the event Tenant requests and Landlord provides any of the foregoing services or any other services to Tenant at times outside normal working hours (any time other than 7:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to Noon Saturday, specifically excluding Sundays and Holidays), then Landlord shall have the right to bill Tenant and Tenant agrees to pay for such additional services. The charge for after-hours HVAC is $45.00 per hour per air handling unit activated (“After Hours Rate”). The After Hours Rate is subject to increase, but shall not exceed the percentage increase in the actual average cost per kilowatt hour charged to Landlord by the utility providing electricity to the Building over and above the actual average cost per kilowatt hour in effect as of the Commencement Date. For purposes of this Lease provision, “Holidays” shall include New Year’s Day, Memorial Day, July 4th, Labor Day, Thanksgiving and Christmas. Landlord shall also have the right to require a separate meter, to meter Tenant’s electrical use within the Premises. Following installation of said electrical meter, Tenant agrees to pay for such electricity in a timely manner to either Landlord or directly to the electrical utility as determined by Landlord. Tenant will not install or operate in the Premises any electrically operated equipment or machinery that operates on greater than 220 volt power or exceeds normal electrical usage without first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. Landlord may condition such consent upon the payment by Tenant of additional rent in compensation for the excess consumption of electricity or other utilities and for the cost of any additional wiring or apparatus that may be occasioned by the operation of such equipment or machinery. Tenant shall not install any equipment of any type or nature that will or may necessitate any changes, replacements or additions to, or in the use of, the Building Systems serving the Premises or the Building, without first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenant in the Building shall be installed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to reduce such noise and vibration to a level satisfactory to Landlord. It is understood and agreed that “normal electrical usage” includes the use, for normal general office purposes, of copying machines, personal or desk-top computers and other standard office equipment, including a computer network and related server system.
          (b) Service Interruption. Tenant agrees that Landlord shall not be liable in damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service, or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by Force Majeure (defined below) after commercially reasonable efforts by Landlord so to do, by any accident or casualty whatsoever by act or default of Tenant or other parties, or by any cause beyond Landlord’s reasonable control. Such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, except as expressly set forth in this Lease. Notwithstanding anything to the contrary contained in this paragraph, if: (i) Landlord ceases to furnish any Essential Services (defined below) in the Building for a period in excess of five (5) consecutive business days after Tenant provides written notice to Landlord outlining the exact nature of such interruption (the “Interruption Notice”) ,such Interruption Notice shall not be required and shall be deemed given if the property manager of the Building has actual knowledge of the exact nature of the applicable Essential Services failure and such failure affects a portion of the Common Areas; (ii) such interruption does not arise as a result of an act or omission of Tenant or Force Majeure; (iii) such cessation is not caused by a casualty or condemnation as set forth in

Sections 11 and 12 below, respectively; and (iv) as a result of such interruption, the Premises or a material portion thereof, is rendered untenantable and Tenant in fact ceases to use the Premises, or material portion thereof, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the sixth (6th) consecutive business day following delivery of the Interruption Notice and ending on the day when the service in question has been restored. Notwithstanding the foregoing, in the event that a portion of the Premises is rendered untenantable but Tenant is not entitled to a rental abatement under this paragraph (such as if the interruption was due to Tenant’s negligence), then Tenant shall be entitled to the benefit of any rental interruption insurance proceeds carried by Landlord applicable to the Premises. In the event the entire Premises has not been rendered untenantable by the cessation in service, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises so rendered untenantable as a result of such service interruption. “Essential Services” are limited to HVAC services, electrical services, a minimum of one (1) passenger elevator, a minimum parking ratio of two (2) parking spaces per 1,000 rentable square feet of space within the Premises, or if parking spaces are unavailable within the Garage, then such parking spaces may be provided within a three (3) mile radius of the Building, so long as Landlord provides reasonable shuttle services, at Landlord’s sole cost and expense, and water and plumbing services. The abatement afforded in this paragraph is superior to any other provisions of this Lease. Notwithstanding the foregoing to the contrary, in the event of an Essential Services failure affecting parking, Tenant shall be entitled to its proportionate share (based on the number of square feet within the Building leased by Tenant) of available parking spaces in the Garage.
Under all circumstances, Landlord shall use commercially reasonable efforts to remedy any interruption of services as soon as possible following commencement thereof. Nothing contained in this paragraph shall limit or impair Tenant’s abatement rights set forth in the preceding grammatical paragraph.
          (3) Common Areas.
               (a) General Maintenance. Landlord shall be responsible for providing and/or maintaining in good condition and repair the following: (i) trash removal; (ii) landscaping; (iii) all labor costs and supply costs involved in the operation of the Building; (iv) all other services of any kind and nature which Landlord determines may be used in or upon the Premises; (v) management fees paid for the management of the Premises (not to exceed 3% of gross receipts from the Building); (vi) and the repair, maintenance and replacement of the Building and improvements as follows: (1) the roof; (2) all structural interior and exterior components of the Building and improvements except those modifications installed by Tenant; (3) Garage; (4) sidewalks, alleys and any and all access drives, including the removal of snow and ice therefrom; (5) heating and air conditioning equipment, lines and fixtures except for any supplementary air conditioning systems installed by or at the request of Tenant; (6) plumbing equipment, lines and fixtures, including, but not limited to fire sprinkler and fire control systems, except for any of these items of Tenant’s personal property including, without limitation, dishwashers and refrigerators; (7) electrical equipment, lines and fixtures, except for Tenant’s personal property including, without limitation, back-up generators and computer infrastructures; (8) all ingress-egress doors to the Building; (9) exterior plate glass; (10) all utility lines and services, except to the extent installed or modified by or at the direction of Tenant; (11) elevator equipment, lines and fixtures; (12) preventative maintenance to the heating and air conditioning equipment, lines and fixtures; and (13) janitorial service to the Premises and common areas. LANDLORD’S LIABILITY FOR ANY DEFECTS, REPAIRS, REPLACEMENT OR MAINTENANCE FOR WHICH LANDLORD IS RESPONSIBLE UNDER THIS LEASE SHALL BE LIMITED TO THE COST OF PERFORMING SUCH WORK.
Landlord and Tenant acknowledge that in accordance with the provisions of the Americans with Disabilities Act (the “ADA”), responsibility for compliance with the terms and conditions of Title III of the ADA may be allocated as between Landlord and Tenant. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant agree that the responsibility for compliance with the ADA shall be allocated as follows: (i) Tenant shall be responsible for compliance with the provisions of Title III of the ADA with respect to existing conditions within the Premises (including, without limitation, the entry and doors thereto) during the Term (not including compliance with the ADA of initial improvements constructed as Landlord’s work in the Premises) and the construction by Tenant of alterations within the Premises; and (ii) Landlord shall be responsible for compliance with the provisions of Title III of the ADA with respect to the exterior of the Building, parking areas, sidewalks and walkways, and the areas appurtenant thereto, together with all other common areas of the Building not included within the Premises. Landlord and Tenant each agree to indemnify and hold each other harmless from and against any claims, damages, costs, and liabilities arising out of Landlord’s or Tenant’s failure, as the case may be, to comply with Title III of the ADA as set forth above, which indemnification obligation shall survive the expiration or termination of this Lease. Landlord and Tenant each agree that the allocation of responsibility for ADA compliance shall not require Landlord or Tenant to supervise, monitor, or otherwise review the compliance activities of the other with respect to its assumed responsibilities for ADA compliance as set forth herein.
               (b) Property Management Office. A property management office for use by the property management staff, engineers, and related Building-operations personnel shall be established within the Building or the Complex. If the property management office is located within the Building, then the property management office shall not exceed 2,000 rentable square feet of space, and such area shall be taken into consideration when calculating the rentable square footage of the Premises, which shall be adjusted in accordance with the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996 (“1996 BOMA”). All reasonable costs of the management office (including, without limitation, an allocation for rent for the area occupied by the management office, utility charges, services to the management office, and parking rent and operating expenses) shall be included as Operating Expenses. Notwithstanding the foregoing, if the property management services both the Building and the adjacent building, 585 North Dairy Ashford, then forty-eight percent (48%) of such costs of maintaining and operating the property management office shall be allocated to the Building.
          (4) Insurance. Landlord shall be responsible for providing Property and Liability Insurance for the Premises. Should Landlord choose to self-insure, the cost of maintaining such self insurance shall be considered an expense of the property and be payable by Tenant as a portion of Operating Expenses; provided, that in no event shall Tenant be responsible for payment of any amount in excess of the premiums that would have otherwise been reimbursable by Tenant if Landlord had purchased such insurance from an insurance company and not elected to self insure.
          (5) Exclusions from Operating Expenses. The following items will be excluded from any payment of Operating Expenses:
               (a) costs of repairs, replacements or other work occasioned by casualties, or by the exercise by governmental authorities of the right of eminent domain;
               (b) advertising and promotional expenses, leasing commissions, attorneys’ fees, costs, disbursements and other expenses incurred by Landlord or its agents in connection with the solicitation of, advertising for, general promotion of the Building, negotiating with or entering into leases or other prospective tenancy arrangements for space in the Building (including, without limitation, lease assumptions or payments made to satisfy lease obligations), or in connection with negotiations or disputes with and/or enforcement of agreements with such prospective tenants, tenants or other occupants of the Building, marketing or leasing consultants, property management, purchasers (or prospective purchasers), ground lessors (or prospective ground lessors), mortgagees (or prospective mortgagees) of the Building, including leasing commissions, and fees of attorneys or of marketing or leasing consultants or brokers or in connection with negotiations or disputes with consultants, management agents, purchasers or mortgagees;
               (c) tenant allowances, tenant concessions, work letters, and other costs or expenses (including permit, license and inspection fees) incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating, or painting space for prospective tenants, tenants or other occupants of the Building, or vacant, leaseable space in the Building, including space planning/interior design fees for same;
               (d) depreciation or other “non-cash” expense items or amortization, except for amortization charges as expressly provided for with regard to permitted capital expenditures;
               (e) Cost of new capital improvements (as opposed to capital repairs or replacements that are capital in nature), except to the extent the same are either expected to reduce the normal operating costs (including, without limitation, utility costs) of the Building, or for the purpose of complying with any law, rule or order (or amendment thereto) not in effect as of the date of this Lease, amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to recover the costs thereof taking into consideration the anticipated cost savings, as determined by Landlord using its good faith, commercially reasonable judgment (the cost of repairs and replacements that are capital in nature shall also be amortized using a commercially reasonable interest rate over the useful economic life of such repairs or replacements as determined by Landlord in its reasonable discretion);
               (f) costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Building and which are not available to Tenant without specific charge therefor, but which are provided to another tenant or occupant of the Building, whether or not such other tenant or occupant is specifically charged therefor by Landlord; notwithstanding the foregoing, the parties acknowledge that all utility and janitorial costs relating to the deli and the fitness center shall be included as Operating Expenses to the extent that such costs exceed any profit realized by Landlord from the deli or fitness center;
               (g) services, items and benefits for which any other tenant or occupant of the Building is obligated specifically to reimburse Landlord or any other tenant or occupant of the Building pays third persons (including, without limitation, separately metered utilities);
               (h) costs or expenses (including fines, penalties, interest and legal fees) incurred due to the negligence of, or violation by, Landlord, its employees, agents and/or contractors, any tenant or other occupant of the Building, of any terms and conditions of the Lease or of the leases of other tenants in the Building, and/or of any applicable laws, rules, regulations and codes of any federal, state, county, municipal or other governmental authority having jurisdiction over the Building that would not have been incurred but for such negligence or violation by Landlord, its employees, agents and/or contractors, tenants or other occupants of the Building, it being intended that each party shall be responsible for the costs resulting from its own negligence or violation of such leases and laws, rules, regulations and codes as same shall pertain to the Building;
               (i) penalties, fines, legal fees, or costs of litigation for late payment, including, without limitation, interest and penalties for late payment of taxes, equipment leases, and other amounts owing by Landlord (as long as Tenant pays amounts owing to Landlord hereunder on a timely basis);
               (j) payments to any Affiliate of Landlord for services (other than the Management Fee), including overhead and profit increments, on or to the Building and/or the Land, or for goods, supplies or other materials, to the extent that the costs of such services, goods, supplies and/or materials exceed the competitive costs that would have been paid had the services, goods, supplies or materials been provided by parties unaffiliated with Landlord (“Affiliate” means any person or entity which wholly owns or is wholly owned by, or is under common ownership in the entirety with the party in question);
               (k) payments of principal, finance charges or interest on debt or amortization on any mortgage, deed of trust or other debt, or rental payments (or increases in same) under any ground or underlying lease or leases;
               (l) compensation paid to clerks, attendants or other persons in commercial concessions (such as a snack bar, deli, restaurant or newsstand) unless those services are provided for and approved by Tenant;
               (m) except for emergencies, rentals and other related expenses temporary in nature (so long as Landlord is diligently proceeding with the necessary repairs), if any, incurred in leasing air conditioning systems, elevators or other major building equipment ordinarily considered to be of a capital nature, except equipment the costs of which would have been included in Operating Expenses had Landlord purchased such equipment, but not any amounts in excess of the Operating Expenses that Landlord would have incurred had Landlord purchased such equipment;
               (n) costs for which Landlord is compensated through or reimbursed by insurance, warranties, or other means of recovery;
               (o) costs of the initial construction of the Building and of correcting or repairing defects, including latent defects, in the construction of the Building, the Complex and/or the Garage, and/or equipment, or the replacement of defective equipment; provided that costs of repair for ordinary wear and tear shall be included in Operating Expenses;
               (p) contributions to operating expense reserves, tenant improvement reserves, commission reserves, or capital improvement reserves;
               (q) initial costs of installing exterior landscaping;
               (r) contributions to political and charitable organizations;
               (s) the costs of any initial “tap fees” or one time lump sum sewer or water connection fees for the Building;
               (t) costs or fees relating to the defense of Landlord’s title to or interest in the Building and/or the Land, or any part thereof, or any costs or expenses associated with any sale, finance, refinance, mortgage, transfer of ownership of the Building, including brokerage commissions, attorneys’ and accountant fees, closing costs, title insurance premiums, transfer taxes and interest charges transactions;
               (u) except as otherwise provided herein, Landlord’s general corporate overhead costs (including salaries, equipment, supplies, accounting and legal fees, rent and other occupancy costs) and other costs relating to the operation and internal organization and function of Landlord as a business entity (as opposed to the maintenance or operation of the Building;
               (v) costs of acquiring, insuring (to the extent only that such items must be separately scheduled), or maintaining (including any special cleaning or security, but only to the extent such maintenance or security is in excess of Building Standard Services) art work located in the Building (whether permanently or temporarily);
               (w) costs incurred by Landlord to monitor, encapsulate or remove any asbestos, polychlorinated biphenyls or other Hazardous Materials;
               (x) increased insurance premiums caused by Landlord’s or any tenant’s hazardous acts; and
               (y) costs resulting from the negligence or intentional tort of or violation of any law by Landlord, or any Affiliate of Landlord, or any representative, employee or agent of same.
     (B) Payment. Tenant shall pay its Proportionate Share of the cost of all Operating Expenses, payable in advance in monthly installments as reasonably estimated by Landlord from time-to-time (but not re-estimated on more than one (1) occasion during any calendar quarter). Within sixty (60) days after the first day of each calendar year, Landlord shall furnish to Tenant an estimate of Tenant’s Proportionate Share of reimbursable Operating Expenses for the ensuing calendar year. Landlord will furnish a statement of the actual cost with respect to the reimbursable Operating Expenses (“Final Statement”) no later than one hundred twenty (120) days following the calendar year-end including the year following the year in which this Lease terminates. In the event that Landlord is, for any reason, unable to furnish the accounting for the prior year within the time specified above, Landlord will furnish such accounting as soon thereafter as practicable with the same force and effect as the statement would have had if delivered within the time specified above. Tenant will pay any deficiency to Landlord as shown by such statement within thirty (30) days after receipt of statement. If the total amount paid by Tenant during any calendar year exceeds the actual amount of its share of the reimbursable Operating Expenses due for such calendar year, the excess will be refunded by Landlord within thirty (30) days of the date of the statement.
     (C) Gross Up. With respect to any calendar year or partial calendar year during the term of this lease in which the Building is not ninety-five percent (95%) occupied, the Operating Expenses for such period shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building been ninety-five percent (95%) occupied.

     (D) Review of Books and Records. Tenant shall have the right to conduct a Tenant’s Review, as hereinafter defined, at Tenant’s sole cost and expense (including, without limitation, photocopy and delivery charges), upon thirty (30) days’ prior written notice to Landlord. “Tenant’s Review” shall mean a review of Landlord’s books and records relating to (and only relating to) Operating Expenses payable by Tenant hereunder for the most recently completed calendar year (as reflected on Landlord’s Final Statement) by Tenant’s employees or a Certified Public Accountant (“CPA”) selected by Tenant. Tenant must elect to perform a Tenant’s Review by written notice of such election received by Landlord within ninety (90) days following Tenant’s receipt of Landlord’s Final Statement for the most recently completed calendar year. In the event that Tenant fails to make such election in the required time and manner required or fails to diligently perform such Tenant’s Review to completion, then Landlord’s calculation of Operating Expenses and Taxes shall be final and binding on Tenant. Tenant hereby acknowledges and agrees that even if it has elected to conduct a Tenant’s Review, Tenant shall nonetheless pay all Operating Expense payments to Landlord, subject to readjustment. Tenant further acknowledges that Landlord’s books and records relating to the Building may not be copied in any manner, are confidential, and may only be reviewed at a location reasonably designated by Landlord; but Landlord will make such records available within the metropolitan area in which the Premises is located. Tenant shall provide to Landlord a copy of Tenant’s Review as soon as reasonably possible after the date of such Review. If Tenant’s Review reflects a reimbursement owing to Tenant by Landlord, and if Landlord disagrees with Tenant’s Review, then Tenant and Landlord shall jointly appoint an auditor to conduct a review (“Independent Review”), which Independent Review shall be deemed binding and conclusive on both Landlord and Tenant. The Independent Review must be performed by a Certified Public Accountant with a minimum of ten (10) years of experience performing operating expense audits in connection with office leases of over 20,000 rentable square feet and may not be an Affiliate of Landlord, Tenant or the property management company then performing services for the Building. If the Independent Review results in a reimbursement owing to Tenant equal to five percent (5%) or more of the amounts reflected in the Final Statement, the costs of Tenant’s Review and the Independent Review shall be paid by Landlord within thirty (30) days following Landlord’s receipt of an itemized invoice from Tenant third party auditor, but otherwise Tenant shall pay the costs of Tenant’s Review and the Independent Review. Under no circumstances shall Tenant conduct a review of Landlord’s books and records whereby the auditor operates on a contingency fee or similar payment arrangement. Any such reviewer must sign a commercially reasonable non-disclosure, non-solicitation, and confidentiality agreement.
6. COMPLIANCE. Tenant, at Tenant’s sole expense, shall comply with all laws, rules, orders, ordinances, directions, regulations and requirements of federal, state, county, and municipal authorities now in force or which may hereafter be in force, which shall impose any duty upon Landlord or Tenant with respect to the use, occupation or alteration of the Premises. Notwithstanding anything to the contrary contained herein, Tenant will keep, maintain and preserve the Premises in good condition, except for normal wear and tear, damage by fire or casualty and repairs or services required to be completed or provided by Landlord hereunder. When and if needed, at Tenant’s sole cost and expense, Landlord will make all interior repairs and replacements including but not limited to interior walls, doors and windows, floors, floor coverings, light bulbs, plumbing fixtures, and electrical fixtures, except for normal wear and tear, damage by fire or casualty and repairs or services required to be completed or provided by Landlord hereunder. Tenant will also reimburse to Landlord, at Tenant’s sole cost and expense, costs to repair or replace any broken windows and/or damage to the Building or Premises caused by the negligence of Tenant or its employees, agents, guests or invitees during the Lease Term hereof. The above repairs, replacements, and/or services must be performed by an approved contractor of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Should Tenant fail to perform all interior repairs and replacements to Tenant’s Premises such repairs may be performed by Landlord and charged to Tenant at Tenant’s sole cost and expense. Tenant will comply with all ordinances of the City of Houston, rules and regulations of the Board of Health and the laws of the State of Texas, and any laws, rules or regulations of any governmental authority required of either Landlord or Tenant relative to the repair, maintenance and replacement in the Premises. Tenant agrees to comply with all rules and regulations promulgated by Landlord from time to time of which Tenant has prior written notice (“Rules and Regulations”). Current Rules and Regulations are as set forth on Exhibit B. The terms of this Lease shall control over any conflict with the Building Rules and Regulations. Landlord cannot make changes to the Rules and Regulations attached as Exhibit B to this Lease to the extent such new regulations would impose additional and material economic obligations on Tenant. All Rules and Regulations shall be uniformly applied and enforced by Landlord. Any changes to the Rules and Regulations shall not be binding on Tenant until Tenant has received written notice of such changes.

Tenant acknowledges that it is in receipt of that certain Access Easement Agreement dated May 2, 2007, the Declaration of Protective Covenants and Restrictions for Woodcreek Park dated September 22, 1978, the Designation dated April 23, 1998, the First Amendment to Declaration executed on April 20, 1998, and the Restrictions Related to the Use and Occupancy of the Property dated April 23, 1998 (collectively, the “Protective Covenants”). Tenant shall also comply with all easements, covenants and restrictions now or hereafter affecting the property on which the Building is located, including, without limitation, the Protective Covenants. Additionally, Tenant acknowledges that Landlord may enter into reciprocal easement agreements, operating agreements or additional covenants with adjacent property owners, and Tenant hereby agrees to cooperate with Landlord’s endeavors in entering into any such easements, agreements or covenants, and shall abide by such easements, agreements and covenants.
7. PARKING. Tenant and its employees, agents and invitees shall have the non-exclusive right to use the Parking Spaces, subject to (i) such reasonable Rules and Regulations (as defined herein) as Landlord may promulgate from time to time and applicable laws, as well as (ii) the rights of ingress and egress of other tenants, property management and their employees, agents and invitees (including, without limitation, tenants of the building located at 585 North Dairy Ashford, Houston, Texas and their agents, representatives and invitees), and to the extent applicable. Landlord may grant or deny access rights to the areas that physically connect the garages of 575 North Dairy Ashford and 585 North Dairy Ashford buildings from time to time upon thirty (30) days’ advance written notice; provided that reasonable means of ingress and egress from the garage for the Building remains. Tenant shall only permit parking by its employees, agents or invitees of appropriate vehicles in appropriate designated parking areas. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties. It is understood and agreed that no specific, reserved parking spaces, will be allocated for use by Tenant. Each user will have the right to park in any available parking space in accordance with regulations of uniform applicability promulgated by the operator and Landlord. Notwithstanding anything herein to the contrary, Landlord and the operator hereby reserve the right from time to time to designate any portion of the parking facilities to be used exclusively by visitors to the Building, other persons, entities, or tenants, and to charge for visitor parking. Tenant agrees that it and its employees shall observe the safety precautions in the use of parking facilities and shall at all times abide by all reasonable rules and regulations promulgated by the operator and Landlord governing their use. In the event that the operator and/or Landlord require that an identification or parking sticker must be displayed at all times in all cars parked in the parking facilities, any car not displaying such a sticker may be towed away at the car owner’s expense.
8. HAZARDOUS SUBSTANCE. The term “Hazardous Substances”, as used in this Lease shall mean pollutants, contaminants, toxic or hazardous wastes, or any other substances, the use and/or the removal of which is required or the use of which is restricted, prohibited or penalized by any “Environmental Law”, which term shall mean any federal, state or local law, ordinance or other statute of a governmental or quasi-governmental authority relating to pollution or protection of the environment. Tenant hereby agrees that (A) no activity will be conducted on the Premises by Tenant or any of its employees, contractors, agents or invitees that will produce any Hazardous Substance, except for such activities that are part of the ordinary course of Tenant’s business activities or that are part of Tenant’s rights or obligations under this Lease, including, but not limited to construction activities (the “Permitted Activities”) provided the Permitted Activities are conducted in accordance with all Environmental Laws and have been approved in advance in writing by Landlord; Tenant shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency; (B) the Premises will not be used in any manner for the storage of any Hazardous Substances except for the temporary storage of such materials that are used in the ordinary course of Tenant’s business, that are used as normal office and cleaning supplies, or that are used as normal construction, renovation, or repair supplies (the “Permitted Materials”) provided such Permitted Materials are properly stored in a manner and location meeting all Environmental Laws and approved in advance in writing by Landlord; Tenant shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency relating to the Premises; (C) no portion of the Premises will be used as a landfill or a dump; (D) Tenant will not install any underground tanks of any type; (E) Tenant will not cause any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute a public or private nuisance; (F) Tenant will not cause any Hazardous Substances to be brought onto the Premises, except for the Permitted Materials described above, and if so brought thereon by Tenant or any of its employees, contractors, agents or invitees, the same shall be immediately removed, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws. Landlord or Landlord’s representative shall have the right but not the obligation to enter the Premises for the purpose of inspecting the storage, use and disposal of Permitted Materials to ensure compliance with all Environmental Laws. Should it be determined, in Landlord’s reasonable opinion, that the Permitted Materials are being improperly stored, used, or disposed of, then Tenant shall immediately take such corrective action as reasonably requested by Landlord. Should Tenant fail to commence such corrective action within 24 hours, Landlord shall have the right to perform such work and Tenant shall promptly reimburse Landlord for any and all costs associated with such work. If at any time during or after the Lease Term, the Premises are found to be so contaminated or subject to such conditions and any such contamination or conditions were caused by Tenant or any of its employees, contractors, agents or invitees, Tenant shall diligently institute proper and thorough cleanup procedures at Tenant’s sole cost, and TENANT AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS LANDLORD, ITS LENDERS, ANY MANAGING AGENTS AND LEASING AGENTS OF THE PREMISES, AND THEIR RESPECTIVE AGENTS, PARTNERS, OFFICERS, DIRECTORS AND EMPLOYEES, FROM ALL CLAIMS, DEMANDS, ACTIONS, LIABILITIES, COSTS, EXPENSES, DAMAGES AND OBLIGATIONS OF ANY NATURE ARISING FROM OR AS A RESULT OF ANY SUCH CONTAMINATION OR HAZARDOUS MATERIALS CAUSED BY TENANT OR ANY OF ITS EMPLOYEES, CONTRACTORS, AGENTS OR INVITEES. THE FOREGOING INDEMNIFICATIONS SHALL SURVIVE THE EXPIRATION OR SOONER TERMINATION OF THIS LEASE.
During the Lease Term, Tenant shall promptly provide Landlord with copies of all summons, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders or decrees, claims, complaints, investigations, judgments, letters, notice of environmental liens, and other communications, written or oral, actual or threatened, from the United States Environmental Protection Agency, Occupational Safety and Health Administration, the Texas Commission on Environmental Quality or other federal, state or local agency or authority, or any other entity or individual, concerning (i) any Hazardous Substance and the Premises; (ii) the imposition of any environmental lien on the Premises; or (iii) any alleged violation of or responsibility under any Environmental Law related to the Premises. Tenant shall also provide Landlord the opportunity to review and approve all work plans for subsurface investigation or site remediation in advance of their submittal to any regulatory agency, to review and comment on all draft reports in advance of their submittal to any regulatory agency, and to participate in any meetings or conference calls held with any regulatory agency to discuss investigation or remediation of the property relating to the Premises.
     Subject to applicable limitations on Landlord’s liability and waivers of subrogation, Landlord will indemnify, defend and hold Tenant harmless from and against any claim, cost, damage, expense (including without limitation reasonable attorneys’ fees and costs of defense but excluding indirect or consequential damages), loss, liability, or judgment now or hereafter arising as a result of any claim associated with any required clean-up or other actions arising from the existence, release or threatened release of Hazardous Material on, in or under the Premises, to the extent not otherwise caused or aggravated by the act or neglect of Tenant or Tenant’s agents, employees or contractors, that is either (i) released by Landlord or its agents, employees or contractors, or (ii) accruing prior to the Commencement Date. Operating Expenses shall not include any remediation costs.
     The terms and conditions of this Section 8 shall survive the expiration or sooner termination of this Lease.
9. INSURANCE.
     (A) INSURANCE BY LANDLORD. Landlord shall, during the Lease Term, procure and keep in force at least the following insurance (the cost of Landlord’s insurance hereunder will be deemed to be an Operating Expense to the extent applicable to the period after the Commencement Date):
          (1) PROPERTY INSURANCE. “All Risk” property insurance covering the full replacement value of the Building and including, without limitation, coverage for earthquake and flood; and machinery (if applicable); sprinkler damage; vandalism; malicious mischief. Such Insurance shall not cover Tenant’s equipment, trade fixtures, inventory, fixtures or personal property located on or in the Premises.
          (2) LIABILITY INSURANCE. Commercial general liability (lessor’s risk) insurance against any and all claims for bodily injury, death or property damage occurring in or about the Building or the Land. Such insurance shall have a combined single limits as may be reasonably determined by Landlord from time to time; and

          (3) OTHER. Such other insurance as Landlord deems necessary and prudent.
     (B) INSURANCE BY TENANT. Tenant shall, during the Lease Term, procure and keep in force the following insurance:
          (1) Tenant’s Liability Insurance. Tenant shall procure and maintain at its own cost an occurrence form commercial general liability policy insuring against any and all claims for bodily injury and property damage occurring in, or about the Premises arising out of Tenant’s use and occupancy of the Premises with a combined single limit of $1,000,000 per occurrence with a $2,000,000 aggregate limit and excess umbrella liability insurance in the amount of $5,000,000 insuring Landlord, Landlord’s Related Parties and Tenant from claims, demands or actions for injury to or death of any person or persons and for damage to property made by, or on behalf of, any person or persons, firm or corporation, to the extent Tenant is legally liable, arising from, related to, or connected with the Premises. The insurance shall name Landlord and Landlord’s management agent (and, if requested by Landlord or any mortgagee, include any mortgagee) and their respective agents and employees as additional insureds, provided that Landlord shall in no event be entitled to insurance benefits from Tenant’s carriers in excess of the requirements set forth in this Section 9. Such liability insurance shall be primary and not contributing to any insurance available to Landlord, and Landlord’s insurance shall be in excess thereto. In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this lease.
          (2) Tenant’s Property. Personal property insuring all equipment, trade fixtures, inventory, fixtures, and personal property located on or in the Premises for perils covered by the causes of loss — special form (all risk) and in addition, coverage for flood, wind, earthquake, terrorism and boiler and machinery (if applicable). Such insurance shall be written on a replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the foregoing.
          (3) Workers’ Compensation/Employers Liability Insurance. Tenant shall carry Workers’ Compensation insurance in accordance with statutory law and Employers’ Liability insurance with a limit of not less than $1,000,000 per accident, $1,000,000 disease, policy limit and $1,000,000 disease limit each employee.
          (4) Increase in Coverage. Following the initial five (5) years of the term of this Lease, if Landlord deems necessary and prudent or required by Landlord’s beneficiaries or mortgagees of any deed of trust or mortgage encumbering the Premises, then Landlord may by notice to Tenant require an increase in coverage if, the insurance specified in this Section 9 is no longer considered adequate to maintain a reasonable level of insurance protection and such increased limits are consistent with the limits required by the owners of Comparable Buildings, provided the increase shall be no more than twenty percent (20%) of the insurance limits in effect at the time. “Comparable Buildings” are hereby defined to be Class A office buildings within the Energy Corridor submarket that are similar to the Building. Landlord may not increase the insurance requirements unless such new requirements are applicable to tenants representing a minimum of seventy-five percent of the leaseable area of the Building.
          (5) Waiver of Subrogation. Landlord and Tenant hereby mutually waive their respective rights of recovery against each other for any loss of, or damage to, either parties’ property, to the extent that such loss or damage is insured by an insurance policy (or in the event Tenant elects to self insure any property coverage required) required to be in effect at the time of such loss or damage. Each party shall obtain any special endorsements, if required by its insurer, whereby the insurer waives its rights of subrogation against the other party. The provisions of this clause shall not apply in those instances in which waiver of subrogation would cause either party’s insurance coverage to be voided or otherwise made uncollectible.
          (6) General Requirements. All insurance policies shall be in forms reasonably satisfactory to Landlord. The policies required to be maintained by Tenant shall be with companies rated A- X or better in the most current issue of A.M. Best’s Insurance Ratings Guide. Insurers shall be licensed to do business in the state in which the Premises are located and domiciled in the USA. In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this Lease. Certificates of insurance shall be delivered to Landlord prior to the Commencement Date and annually thereafter no later than ten (10) days following the policy expiration date. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket property policy expressly affords coverage to the Premises, and Tenant’s property and liability policies expressly afford coverage to Landlord as required by this Lease.
          (7) Cancellation or Modification. Insurance policies shall provide at least thirty (30) days’ prior written notice of cancellation (unless such cancellation is due to non-payment of premiums, in which event ten (10) days’ prior written notice shall be required). If Tenant receives notice of cancellation or material modification, Tenant shall notify Landlord and Landlord’s management agent in writing within five (5) business days of receiving a notice of cancellation or if a policy is materially and adversely changed with respect to the requirements of this Lease.
          (8) Miscellaneous. If Tenant fails to maintain and secure the insurance coverage required under this Section 9, then Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to procure and maintain such insurance, the cost of which shall be due and payable to Landlord by Tenant within ten (10) business days after written demand therefor. Tenant shall not conduct or permit to be conducted by its employees, agents, contractors, guests or invitees any activity, or place any equipment in or about the Premises or the Building, that will in any way increase the cost of fire insurance or other insurance on the Building. If any increase in the cost of fire insurance or other insurance is stated by any insurance company or by the applicable Insurance Rating Bureau, if any, to be due to any activity or equipment of Tenant in or about the Premises or the Building, such statement shall be conclusive evidence that the increase in such cost is due to such activity or equipment and, as a result thereof, Tenant shall be liable for the amount of such increase. Tenant shall reimburse Landlord for such amount upon written demand from Landlord and any such sum shall be considered additional Rent payable hereunder. Tenant, at its sole expense, shall comply with any and all requirements of any insurance organization or company necessary for the maintenance of reasonable fire and public liability insurance covering the Premises and the Building. Landlord currently does not require that Tenant carries business interruption insurance; however, Landlord recommends that Tenant carries a commercially reasonable policy of business interruption insurance.
10. INDEMNIFICATION.
     (A) Release. Except to the extent caused by the negligence or willful misconduct of, or violation of law by, or due to the default under this Lease beyond any applicable notice and cure period by, Landlord or its agents, employees or contractors, but subject to the provisions set forth in Section 9(B)(5) above, Tenant hereby releases Landlord, its beneficiaries, mortgagees, stockholders, agents (including, without limitation, management agents), partners, officers, servants and employees, and their respective agents, partners, officers, servants and employees (“Related Parties”), from and waives all claims for damages to person or property sustained by Tenant, resulting directly or indirectly from fire or other casualty, any existing or future condition, defect, matter or thing in the Premises, the Building (including the associated common areas), or from any equipment or appurtenance therein, or from any accident in or about the Building (including the associated common areas), or from any act of neglect of any third party tenant or occupant of the Building or of any other third party.
     (B) Tenant’s Indemnification. Except to the extent caused by the negligence or willful misconduct of or due to the default under this Lease beyond any applicable notice and cure period, by Landlord or its agents, employees or contractors, but subject to the provisions set forth in Section 9(B)(5) above, Tenant agrees to hold harmless and indemnify Landlord and Landlord’s Related Parties from and against claims and liabilities, including reasonable attorneys’ fees, (i) for injuries to all persons and damage to or theft or misappropriation or loss of property (excluding the Building or any equipment or appurtenance therein belonging to Landlord) occurring in the Premises arising from Tenant’s occupancy of the Premises or the conduct of its business, or from any activity, work, or thing done, permitted or suffered by Tenant, its employees, agents, guests or invitees in the Premises, (ii) the negligence of Tenant or its agents, employees or contractors, or (iii) from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease beyond the expiration of applicable notice or cure periods.

     (C) Tenant’s Fault. Subject to the provisions set forth in Section 9(B)(5) above, if any damage to the Building or any equipment or appurtenance therein belonging to Landlord, results from any negligent act or the willful misconduct of Tenant, its agents or employees, Tenant shall be liable therefor and Landlord may, at Landlord’s option repair such damage, and Tenant shall, upon demand by Landlord, reimburse Landlord the total reasonable cost of such repairs and damages to the Building. If Landlord has failed to procure and maintain the insurance required under Section 9(A), any damage to the Building or any equipment or appurtenance therein belonging to Landlord shall be solely to Landlord’s account.
     (D) Landlord’s Indemnification. Subject to the provisions set forth in Section 9(B)(5) above, and to the extent not due to the negligence or willful misconduct of Tenant or its agents, employees or contractors, Landlord agrees to indemnify, defend and hold Tenant and its officers, directors, partners, employees, agents and contractors harmless from and against all liabilities, losses, demands, actions, expenses or claims, including attorneys’ fees and court costs for injury to or death of any person or for damage to any property to the extent such are determined to be caused by (i) the negligence or willful misconduct of Landlord, its agents, employees, or contractors in or about the Premises or Building, or (ii) the breach by Landlord of this Lease beyond any applicable notice and cure period.
     (E) Limitation on Landlord’s Liability. Tenant agrees that in the event Tenant shall have any claim against Landlord or Landlord’s Related Parties under this Lease arising out of the subject matter of this Lease, Tenant’s sole recourse shall be against Landlord’s interest in the Building, for the satisfaction of any claim, judgment or decree requiring the payment of money by Landlord or Landlord’s Related Parties as a result of a breach hereof or otherwise in connection with this Lease, and no other property or assets of Landlord, Landlord’s Related Parties or their successors or assigns, shall be subject to the levy, execution or other enforcement procedure for the satisfaction of any such claim, judgment, injunction or decree.
     (F) No Consequential Damages. Under no circumstance shall either Tenant or Landlord or any of their Related Parties be liable for consequential, special, punitive, exemplary or any similar type of damages, and the parties hereby waives the same, except for consequential damages relating to an unauthorized holding over by Tenant for more than thirty (30) days following delivery by Landlord of a written notice to vacate.
11. DAMAGE OR CASUALTY.
     (A) Minor Insured Damage. In the event the Premises or the Building, or any portion thereof, is damaged or destroyed by any casualty, then Landlord shall rebuild, repair and restore the damaged portion thereof, provided that Landlord shall be entitled to terminate this Lease by written notice to Tenant within sixty (60) days after the date of the casualty if any one of the following applies: (i) the amount of insurance proceeds available to Landlord and the amount of the insurance deductible is less than the cost of such rebuilding, restoration and repair, (ii) such rebuilding, restoration and repair cannot reasonably be completed within one hundred eighty (180) days after the date of casualty in the opinion of an independent registered architect or engineer appointed by Landlord, (iii) the damage or destruction has occurred within twelve (12) months before the expiration of the Lease Term and Tenant has not elected, nor does not elect to exercise, any then applicable renewal option within thirty (30) days after Tenant’s receipt of Landlord’s termination notice, or (iv) such rebuilding, restoration, or repair is not then permitted, under applicable governmental laws, rules and regulations, to be done in such a manner as to return the damaged portion thereof to substantially its condition immediately prior to the damage or destruction, including, without limitation, the same net rentable floor area. To the extent that insurance proceeds must be paid to a mortgagee or beneficiary under, or must be applied to reduce any indebtedness secured by, a mortgage or deed of trust encumbering the Premises or the Building, such proceeds, for the purposes of this subsection, shall be deemed not available to Landlord unless such mortgagee or beneficiary permits Landlord to use such proceeds for the rebuilding, restoration, and repair of the damaged portion thereof. Notwithstanding the foregoing, Landlord shall have no obligation to repair any damage to, or to replace any of, Tenant’s personal property, furnishings, trade fixtures, equipment or other such property or effects of Tenant. If Landlord does not timely deliver such termination notice to Tenant, Landlord shall not thereafter be entitled to terminate this Lease pursuant to this Section 11(A) and shall be obligated to restore the damage to the Building and the Premises.

     (B) Major or Uninsured Damage. In the event the Premises or the Building, or any portion thereof (and if the Garage is damaged, such that more than thirty-five percent (35%) of the Parking Spaces available for Tenant’s use are rendered unusable), is damaged or destroyed by any casualty to the extent that Landlord is not obligated, under Section 11(A) above, to rebuild, repair or restore the damaged portion thereof, then Landlord shall, within sixty (60) days after such damage or destruction, notify Tenant of its election, at its option, to either (i) rebuild, restore and repair the damaged portions thereof, in which case Landlord’s notice shall specify the time period within which Landlord estimates such repairs or restoration can be completed (“Restoration Notice”); or (ii) terminate this Lease effective as of the date the damage or destruction occurred. If Landlord does not give Tenant written notice within sixty (60) days after the damage or destruction occurs of its election to terminate this Lease, Tenant may thereafter deliver to Landlord a written demand for Landlord to determine whether Landlord will terminate this Lease or restore the damage, and if Landlord fails to respond to such demand within ten (10) business days following receipt, then (x) Landlord shall not thereafter be entitled to terminate this Lease pursuant to Section 11(A) and shall be obligated to restore the damage to the Building and the Premises, and (y) Tenant may elect to terminate the Lease by written notice delivered to Landlord within thirty (30) days following the expiration of said ten (10) business day period. Notwithstanding the foregoing, if Landlord does not elect to terminate this Lease, Tenant may terminate this Lease if either (i) Landlord notifies Tenant that such repair or restoration cannot be completed within two hundred twenty-five (225) days (subject to delays for shortage of materials or labor) after the date of the casualty, or (ii) the damage or destruction occurs within the last twelve (12) months of the Lease Term, unless Tenant’s negligence or willful misconduct was the cause of the damage. If Tenant has the right to terminate the Lease in accordance with the above provisions, Tenant may so elect by written notice to Landlord, which must be given within thirty (30) days after the date Landlord delivers its initial notice of the estimate of the duration of the repairs, or ninety (90) days following the date of the casualty, whichever shall first occur. Upon Landlord’s receipt of such notice, the termination shall be effective as of the date the destruction occurred and Tenant shall have a reasonable period thereafter to move out of the Premises. If Tenant and Landlord have not terminated this Lease as allowed by the previous subsections of this Section 11 and Landlord does not complete such restoration and access thereto within the later of two hundred twenty-five (225) days after the date of the casualty or the estimated date of completion set forth in the Restoration Notice, then Tenant may thereafter elect to terminate this Lease by thirty (30) days’ prior written notice to Landlord; provided that such termination shall not be effective if Landlord substantially completes the restoration prior to the expiration of said thirty (30) day period [after the lapse of the above-referenced time period]. Thirty (30) days following Landlord’s receipt of such notice without such substantial completion, the termination shall be effective as of the date the destruction occurred and Tenant shall have a reasonable period thereafter to move out of the Premises.
     (C) Abatement of Rent. There shall be an abatement of rent by reason of damage to or destruction of the Premises or the Building, or any portion thereof, to the extent that a portion of the Premises cannot be reasonably used (and is not used) by Tenant for conduct of its business, in which event the Base Rent shall abate proportionately commencing on the date that the damage to or destruction of the applicable portion of the Premises or the Building has occurred, and except that, if Landlord or Tenant elects to terminate this Lease as provided in Paragraph 11(B) above, no obligation shall accrue under this Lease after such termination. Notwithstanding the provisions of this Section 11(C), if Landlord’s insurance refuses to pay for a portion of abatement or Landlord lacks coverage and the cause of the damage was due to the negligence or willful misconduct of Tenant or its employees, agents or contractors, Tenant shall not be entitled to such abatement.
     (D) Termination. Tenant’s right to terminate this Lease in the event of any damage or destruction to the Premises or the Building, is governed by the terms of this Section 11 and therefore Tenant hereby expressly waives the provisions of any and all laws, whether now or hereafter in force, and whether created by ordinance, statute, judicial decision, administrative rules or regulations, or otherwise, that would cause this Lease to be terminated, or give Tenant a right to terminate this Lease, upon any damage to or destruction of the Premises or the Building that occurs.
     (E) Parking. If the Garage is damaged in such a manner so that the number of Parking Spaces that are available to Tenant falls below the parking ratio required under Section 1.18 above (based on the number of rentable square feet of space then occupied by Tenant, if less than the entire Premises), then such Parking Spaces may be provided within a three (3) mile radius of the Building, so long as Landlord provides reasonable shuttle services, at Landlord’s sole cost and expense. Notwithstanding the foregoing to the contrary, in the event of a casualty affecting parking, Tenant shall be entitled to its proportionate share (based on the number of square feet within the Building leased by Tenant) of available parking spaces in the Garage.
12. EMINENT DOMAIN. In the event that the whole or a substantial part of the Premises shall be condemned or taken in any manner for any public or quasi-public use (or sold under threat of such taking), and as a result thereof, the remainder of the Premises cannot be used for the same purpose as prior to such taking, the Lease shall terminate as of the date possession is taken. If less than a substantial part of the Premises shall be so condemned or taken (or sold under threat thereof) and after such taking the Premises can be used for the same purposes as prior thereto, the Lease shall cease only as to the part so taken as of the date possession shall be taken by such authority, and Tenant shall pay full Rent up to that date (with appropriate refund by Landlord of such Rent attributable to the part so taken as may have been paid in advance for any period subsequent to the date possession is taken) and thereafter Base Rent and Operating Expenses shall be equitably adjusted to reflect the reduction in the Premises by reason of such taking, Landlord shall, at its expense, make all necessary repairs or alterations to the Building so as to constitute the remaining Premises a complete architectural unit, provided that Landlord shall not be obligated to undertake any such repairs or alterations if the cost thereof exceeds the award resulting from such taking. Landlord shall be entitled to receive the entire award, including the damages for the property taken and damages to the remainder, with respect to any condemnation proceedings affecting the Building; however, Tenant may make a separate claim against the condemnor for any damage to its business, relocation costs, and damage to its fixtures, furniture, equipment and leasehold improvements (but not any leasehold improvements paid for by Landlord or reimbursed to Tenant through an allowance).
13. ASSIGNMENT AND SUBLETTING.
     (A) LANDLORD’S CONSENT. Tenant shall not sell, assign, encumber, mortgage or transfer this Lease or any interest therein, sublet or permit the occupancy or use by others of the Premises or any part thereof, or allow any transfer hereof of any lien upon Tenant’s interest by operation of law or otherwise (collectively, a “Transfer”) without the prior written consent of Landlord (except for Permitted Transfers, as more fully set forth below), which consent shall not be unreasonably withheld, conditioned or delayed, and denial of such consent may be based upon, but not limited to, the following:
          (i) In the reasonable judgment of Landlord, the subtenant or assignee (a) is, of a character or engaged in a business or proposes to use the Premises in a manner which is not in keeping with the standards of a Comparable Building, or would diminish the value of the Building, or (b) has an unfavorable reputation, or (c) unfavorable credit standing unless Tenant and Guarantor remain liable under the lease;
          (ii) Tenant is in default under this Lease beyond any applicable notice or cure period;
          (iii) The proposed subtenant is a third party prospect (including tenants) with whom Landlord has either sent or received a written proposal to lease space within the preceding ninety (90) days concerning the leasing of space within the Building or the building located at 585 North Dairy Ashford, Houston, Texas (and the space which Landlord proposes to lease is in direct competition with the space offered by Tenant (e.g., the proposed sublessee would not lease both Tenant’s space and Landlord’s space and Landlord has other available space sufficient to satisfy the proposed sublessee’s requirements)), unless the offer was rejected by the prospective tenant and the parties are not then negotiating a new offer;
          (iv) The occupancy of the Premises by the proposed subtenant would cause Landlord’s insurance to be cancelled or increased;
          (v) The use is not a use generally in keeping with the uses allowed at Comparable Buildings; or
          (vi) The use is a Prohibited Use.
          (vii) The proposed subtenant or assignee is any one of the following entities or their Affiliates, successors or assigns (unless waived in writing by WorleyParsons Group Inc. or its successor entity): KBR, URS (Washington Group), Wood Group (JP Kenny, Mustang Engineering, Alliance Engineering), AMEC (AMEC

Paragon), or Technip (each a “Prohibited Entity”). Following the first anniversary of the Commencement Date, in the event that Tenant can supply to Landlord reasonable written evidence (in the form of a then current request for proposal (or similar document)) that any of the Prohibited Entities would have been interested in subleasing the Premises (or applicable portion thereof) or accepting an assignment of this Lease, then Tenant may make a Transfer pursuant to Section 13(A)(iii) above, other than to then current tenants of the Complex unless Landlord can not accommodate them.
     Landlord’s consent to any Transfer shall be granted or withheld in accordance with Section 13 and must be given (or rejected) within fifteen (15) business days of receipt by Landlord of such written request from Tenant (which request shall identify the transferee and contain applicable financial information on the transferee).
     Under no circumstances shall Tenant be released from any liability accruing under this Lease before or after any Transfer, unless specifically agreed to otherwise by Landlord in writing.
     Any Transfer which is not in compliance with the provisions of this Section 13 shall, at the option of Landlord, be void and of no force or effect.
     (B) NOTICE TO LANDLORD. Tenant shall provide written notice of the proposed assignee, subtenant or transferee, as applicable, which notice shall provide Landlord with (i) the name and address of the proposed subtenant, assignee, pledgee, mortgagee or transferee, (ii) a reasonably detailed description of such person or entity’s business, and (iii) such other information as Landlord may reasonably require. If Landlord does not send written notice of disapproval to Tenant with respect to a request for approval of a sublease or assignment within ten (10) business days after Landlord’s receipt of Tenant’s request for approval, Landlord shall be deemed to have not approved the sublease or assignment as submitted; however, following the expiration of such ten (10) business day period, Tenant may elect to deliver a second written notice to Landlord requesting approval of the applicable sublease or assignment, and if Landlord fails to respond within five (5) business days thereafter, Landlord shall be deemed to have approved the applicable sublease or assignment.
     (C) EXCESS RENT. Except in connection with a Permitted Transfer, if Tenant shall sublet the Premises or any part thereof or assign any interest in this Lease at a rental rate (or additional consideration) in excess of the then current Base Rent and Operating Expenses per rentable square foot, then fifty percent (50%) of the excess Rent (or additional consideration) shall be and become the property of Landlord and shall be paid to Landlord as it is received by Tenant, after deducting (from the first excess Rent so received), as and when incurred by Tenant, Tenant’s reasonable brokerage (excluding commissions paid to brokers who are Tenant’s Affiliates), legal and other expenses, including advertising, remodeling, alterations and concession costs (“Tenant’s Costs”) incurred in connection with such assignment or sublease. If Tenant shall sublet the Premises or any part thereof, Tenant shall be responsible for all actions and neglect of the subtenant and its officers, partners, employees, agents, guests and invitees as if such subtenant and such persons were employees of Tenant. Nothing in this Section shall be construed to relieve Tenant from the obligation to obtain Landlord’s prior written consent to any proposed sublease.
     (D) RECAPTURE. This Section 13(D) shall not be applicable to Permitted Transfers, or to a subleasing of less than substantially all of the Premises. Upon giving Landlord notice pursuant to Section 13(B) above, Landlord shall have the right, to be exercised by giving written notice to Tenant within ten (10) business days after receipt of Tenant’s notice, to recapture the space described in Tenant’s notice and such recapture notice shall, if given, cancel and terminate this Lease with respect to the space and for the term therein described as of the date stated in Tenant’s notice. If Landlord shall elect to give the aforesaid recapture notice, then the Lease Term shall expire and end on the date stated in Tenant’s notice as fully and completely as if that date had been herein definitely fixed for the expiration of the Lease Term, unless Tenant rescinds its request to Transfer within ten (10) business days following Landlord’s delivery of the recapture notice.
     (E) INCLUDED AND EXCLUDED TRANSFERS. Neither this Lease nor any interest therein nor any estate created thereby shall pass by operation of law or otherwise to any trustee, custodian or receiver in bankruptcy of Tenant or any assignee for the assignment of the benefit of creditors of Tenant. Notwithstanding any provision of this Lease to the contrary, provided that Tenant and Guarantor remain liable on this Lease, Tenant has provided Landlord with prior written notice and names of the applicable transferee, Tenant is not then in default under this Lease beyond the expiration of applicable notice and cure periods, and all other terms and conditions of this Section are satisfied, then the following Transfers will not require Landlord’s prior consent (each a “Permitted Transfer”): (i) to an Affiliate of Tenant, or (ii) to any successor in interest (by sale, merger, consolidation, liquidation, reorganization or otherwise) of all or substantially all of the assets of Tenant, provided that the financial strength of such transferee (except in the case of a subleasing) is at least equivalent to that of Tenant immediately prior to the transfer.
     (F) NO WAIVER AND NO RELEASE. The consent by Landlord to any Transfer shall not be construed as a waiver or release of Tenant from liability for the performance of all covenants and obligations to be performed by Tenant under this Lease, and Tenant shall remain liable therefor, nor shall the collection or acceptance of Rent from any assignee, subtenant or occupant constitute a waiver or release of Tenant from any of its obligations or liabilities under this Lease. Any consent given pursuant to this Section 13 shall not be construed as relieving Tenant from the obligation of obtaining Landlord’s prior written consent to any subsequent assignment or subletting.
     (G) DOCUMENT REVIEW. After Landlord’s election (i) not to recapture the space proposed to be subleased or assigned, and (ii) to accept the proposed subtenant or assignee, but thereafter subject to such document review and approval by Landlord, Tenant shall pay to Landlord a transfer request fee of $1,000.00 contemporaneous with Tenant’s submission of the documentation pertaining to the assignment, subletting or transfer. All documents utilized by Tenant to evidence any subletting or assignment for which Landlord’s consent is required hereunder shall be subject to the prior, reasonable approval by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed.
     (H) LANDLORD’S ASSIGNMENT. Landlord may transfer and assign, in whole or in part, its rights and obligations in the Building or Premises that are the subject to this Lease, in which case Landlord shall have no further liability hereunder, provided that such transferee assumes the obligations of Landlord hereunder.
14. ALTERATIONS BY TENANT.
     (A) Tenant shall not, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, permit any alteration, improvement, addition or installation in or to the Premises. Under no circumstances may Tenant make any alterations to the structural elements of the Building, the roof, the life/safety systems, the HVAC system (except for changes solely within the Premises), the security system for which Landlord is responsible, or which have a material adverse affect on any other Building systems. Notwithstanding the foregoing, written consent of Landlord shall not be required and Tenant may make alterations to the interior of the Premises that comply with the following requirements: (i) is non-structural in nature (except that installation or removal of demising walls and interior offices shall be permitted); (ii) does not adversely affect the roof or any area outside of the Premises; (iii) does not materially affect the electrical, plumbing, HVAC or mechanical systems in the Building or servicing the Premises, or the sprinkler or other life safety system; (iv) costs less than $50,000.00 for each such alteration project in the aggregate; (v) Landlord receives prior written notice; and (vi) Tenant is not then in default beyond any applicable notice or cure period. All work performed by or at the request of Tenant shall be performed by contractors and subcontractors approved in writing by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) and shall be required to obtain the following insurance: (i) Workman’s Compensation and Occupational Disease Insurance in accordance with the laws of the state in which the Building is located; and (ii) Commercial General Liability Insurance with limits for bodily injury and property damage of not less than One Million Dollars ($1,000,000) for any one occurrence and in the aggregate. Promptly after the completion of the alterations or improvements, Tenant, at its expense, shall deliver to Landlord an accurate as-built drawing on CADD computer disc (to the extent such drawings were produced), as well as a hard copy, showing such alterations or improvements in the Premises. Landlord’s approval of any plans, specifications or work drawings shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency or compliance with any laws, rules and regulations of governmental agencies or authorities. As to all alterations, additions and improvements to be made after the initial Tenant Improvements, Tenant shall pay a construction management fee to Landlord based on a percentage of all hard and soft costs as set forth on the following schedule:

If Landlord Manages the Work

Cost of Work	Percentage Fee
$1,000 - $100,000	5%
$100,001 - $250,000	4%
$250,001 - and above	3%
If Tenant Manages the Work

Cost of Work	Percentage Fee
$1,000 - $100,000	2.5%
$100,001 - $250,000	2%
$250,001 - and above	1.5%
     Additionally, Tenant shall reimburse Landlord for all out-of-pocket third party fees reasonably incurred by Landlord, such as architectural review and engineering consulting costs.
     Notwithstanding the foregoing, Tenant may, at Tenant’s sole cost and expense, install a supplemental HVAC unit within the Premises. Tenant shall, at its sole cost and expense, install and maintain a submeter for determination of the amount of chilled water consumed by the supplemental HVAC unit and Tenant shall pay Landlord’s quoted reasonable charge for the amount of chilled water consumed by the supplemental HVAC unit. Any expenses associated with the installation, operation, maintenance, repair, and replacement of the unit shall be borne entirely by Tenant, including any Landlord-approved building modifications associated with the installation.
     (B) All work herein permitted that is approved by Landlord shall be done and completed by Tenant in a good and workmanlike manner and in compliance with all requirements of laws and of governmental rules and regulations, as well as Building rules and regulations, and otherwise in such manner as to cause a minimum of interference with other construction in progress and with the transaction of business in the Building. TENANT AGREES TO INDEMNIFY LANDLORD AGAINST ALL MECHANICS’ OR OTHER LIENS ARISING OUT OF ANY OF SUCH WORK, AND ALSO AGAINST ANY AND ALL CLAIMS FOR DAMAGES OR INJURY WHICH MAY OCCUR DURING THE COURSE OF ANY SUCH WORK. Landlord agrees to join with Tenant in applying for all permits necessary to be secured from governmental authorities and to promptly execute such consents as such authorities may require in connection with any of the foregoing work.
     (C) Landlord may require that Tenant remove any or all alterations, improvements or additions at the expiration of the Lease Term, and restore the Premises to its prior condition, but only if Landlord notifies Tenant in writing at the time that Landlord consents to the alteration, improvement or addition that removal will be required upon Lease termination. Further, Landlord may not require Tenant to remove any alterations installed pursuant to Exhibit C-1 except as provided in Section 17(B) hereof. Unless Landlord requires their removal, all alterations, additions and improvements which may be made on the Premises, shall become the property of Landlord and remain upon and be surrendered with the Premises at the expiration of the Lease Term, except for any generator installed by Tenant. Tenant shall repair any damage to the Premises caused by the installation or removal of Tenant’s trade fixtures, furnishings and equipment, normal wear and tear and casualty damage excepted. Without limitation to the generality of the foregoing, at all times during the Lease Term, Tenant shall ensure that all wiring and cabling that it installs within the Premises or Building complies with all provisions of local fire and safety codes, as well as with the National Electric Code. Further, upon the expiration or sooner termination of the Lease Term, Tenant shall remove all telephone and data cabling (but not electrical wiring) installed by or at the request of Tenant within the Premises and the Building (including the plenums, risers and rooftop) placed there by or at the direction of Tenant, unless excused in writing by Landlord. Without limitation to the remedies available to Landlord in the event that Tenant fails to comply with the terms and conditions of this subsection, Landlord may remove and dispose of such wiring and cabling and Tenant shall pay to Landlord the actual reasonable amount that Landlord incurs in the removal and disposal of any such wires and cabling.
     (D) Neither Tenant nor anyone claiming by, through, or under this Lease shall have the right to file or place any mechanics lien or other lien of any kind or character whatsoever upon the Premises or upon the Building or improvement thereon, or upon the leasehold interest of Tenant therein, and notice is hereby given that no contractor, subcontractor, or anyone else who may furnish any material, service or labor for any building, improvements, alteration repairs or any part thereof, shall at any time be or become entitled to any lien thereon, and for the further security of Landlord, Tenant covenants and agrees to give actual notice thereof in advance, to any and all contractors and subcontractors who may furnish or agree to furnish any such material, service or labor.
15. [INTENTIONALLY OMITTED]
16. MORTGAGEE PROVISIONS; ESTOPPEL; SUBORDINATION.
     (A) Subordination. Tenant shall, upon the written request of Landlord, agree to the subordination of this Lease and the lien hereof to the lien of any present or future mortgage upon the Premises irrespective of the time of execution or the time of recording of any such mortgage. Provided Landlord obtains from the holder of any such mortgage a subordination and non-disturbance agreement (“SNDA”) with Tenant to the effect that (i) in the event of a foreclosure or other action taken under the mortgage by the holder thereof, this Lease and the rights of Tenant hereunder shall not be disturbed but shall continue in full force and effect so long as Tenant shall not be in default hereunder beyond any applicable notice or cure period; and (ii) such holder shall agree that in the event it or any successor or assign shall be in possession of the Premises, that so long as Tenant shall observe and perform all of the obligations of Tenant to be performed pursuant to this Lease, such mortgagee shall perform all obligations of Landlord required to be performed under this Lease. The word “Mortgage” as used herein includes mortgages, deeds of trust and any sale-leaseback transactions, or other similar instruments, and modifications, extensions, renewals, and replacements thereof, and any and all advances thereunder. Tenant acknowledges that Bank of America, N.A., a national banking association, is the current lender with respect to the Building. Tenant’s obligation to subordinate this Lease to the existing or any future mortgage shall be conditioned upon Lessor obtaining an executed non-disturbance agreement, substantially in the form of non-disturbance agreement attached hereto as Exhibit E.
     (B) Estoppel. Tenant agrees that at any time within twenty (20) days following written notice from Landlord, it will execute, acknowledge and deliver to Landlord or any proposed mortgagee or purchaser a statement in writing certifying whether this Lease is in full force and effect and, if it is in full force and effect, what modifications have been made to the date of the certificates and whether or not any defaults or offsets exist with respect to this Lease and, if there are, what they are claimed to be and setting forth the dates to which Rent or other charges have been paid in advance, if any, and stating whether or not Landlord is in default, if so, specifying what the default may be. The failure of Tenant to execute, acknowledge, and deliver to Landlord a statement as above, if such failure continues for more than five (5) business days after a second notice from Landlord to Tenant, shall constitute an acknowledgment by Tenant that this Lease is unmodified and in full force and effect, that the Rent and other charges have been duly and fully paid through and including the respective due dates immediately preceding the date of Landlord’s notice to Tenant, and shall constitute as to any person, a waiver of any defaults which may exist prior to such notice. Tenant acknowledges that Bank of America, N.A., a national banking association, is the current lender with respect to the Building, and Tenant shall execute, upon such lender’s request, an Estoppel Certificate substantially in the form attached as Exhibit F, or any other commercially reasonable form required by any future lender.
     (C) Notice. Tenant agrees to give any holder of any first mortgage or first trust deed in the nature of a mortgage (both hereinafter referred to as a “First Mortgage”) against the Premises, or any interest therein, by registered or certified mail, a copy of any notice or claim of default served upon Landlord by Tenant, provided that prior to such notice, Tenant has been notified in writing (by way of service on Tenant of a copy of an assignment of Landlord’s interest in leases, or otherwise) of the address of such First Mortgage holder. Tenant further agrees that if Landlord shall have failed to cure any such default within thirty (30) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default), then the holder of the First Mortgage shall have an additional thirty (30) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if such holder of the First Mortgage has commenced to cure such default within such thirty (30) day period and is diligently pursuing the remedies or steps necessary to cure or correct such default, including the time necessary to obtain possession if possession is necessary to cure or correct such default).

     (D) Quiet Enjoyment. Landlord covenants that it has good and sufficient right to enter into this Lease and that Landlord alone has full right to lease the Premises for the Lease Term aforesaid. Landlord further covenants that, upon performing the terms and obligations of Tenant under this Lease, Tenant will have quiet enjoyment throughout the Lease Term and any renewal or extension thereof, subject, however, to all provisions of this Lease and all laws, liens, encumbrances and restrictive covenants to which the Land is subject.
17. EXPIRATION OF LEASE AND SURRENDER OF POSSESSION.
     (A) Holding Over. Tenant will, at the termination of this Lease by lapse of time or otherwise, yield up immediate possession to Landlord. If Tenant retains possession of the Premises or any part thereof after such termination, then Landlord may, at its option, serve written notice upon Tenant that such holding over constitutes any one of (i) creation of a month-to-month tenancy, upon the terms and conditions set forth in this Lease, or (ii) creation of a tenancy at sufferance, in any case upon the terms and conditions set forth in this Lease; provided, however, that the monthly Rent (or daily Rent under (ii)) shall, in addition to all other sums which are to be paid by Tenant hereunder, whether or not as additional Rent, be equal to one hundred fifty percent (150%) of the Rent being paid monthly to Landlord under this Lease immediately prior to such termination; however, such holdover Rent shall be prorated in the case of (ii) on the basis of a 365-day year for each day Tenant remains in possession. If no such notice is served, then a tenancy at sufferance shall be deemed to be created at the Rent in the preceding sentence. Tenant shall also pay to Landlord all damages sustained by Landlord resulting from retention of possession by Tenant, including the loss of any proposed subsequent tenant for any portion of the Premises. The provisions of this paragraph shall not constitute a waiver by Landlord of any right of re-entry as herein set forth; nor shall receipt of any Rent or any other act in apparent affirmance of the tenancy operate as a waiver of the right to terminate this Lease for a breach of any of the terms, covenants, or obligations herein on Tenant’s part to be performed.
     (B) Removal and Restoration. Tenant shall remove such equipment, furnishings and machinery installed by it at Tenant’s cost, as well as all improvements for which Landlord requires (which requirement shall be made at the time that Landlord approves the plans for the applicable improvement(s)) removal at the time of its consent thereto (or if no consent was required, then Landlord may require removal at any time). All initial Tenant improvements to the Premises shall remain and be surrendered with the Premises, except that Landlord reserves the right to require Tenant to remove any above building standard improvements, including, without limitation, the following (to the extent applicable): special computer equipment, security systems, door mag locks, UPS systems, power generators, kitchen equipment, above standard plumbing, above standard fixtures, cafeteria equipment (including oven hoods), interior stairwell and computer flooring by written notice to Tenant. Upon removal of any equipment, furnishings and machinery, Tenant shall repair any damage caused by such removal or installation.
     (C) Surrender. Except as set forth Section 17(B) above, upon the expiration of this Lease, by lapse of time or otherwise, any improvements or additions erected on and attached to the Premises by Tenant shall be and become the property of Landlord without any payment therefor and Tenant shall surrender the Premises, together with all improvements or additions thereon, whether erected by Tenant or Landlord, ordinary wear and tear, damage by fire or other casualty and repairs which are the responsibility of Landlord excepted. Any items of personal property left in the Premises following the expiration or sooner termination of the Lease, if such failure continues uncured for more than ten (10) days after written notice thereof from Landlord to Tenant, may, at Landlord’s option, become the sole and exclusive property of Landlord and this Lease shall act as a bill of sale therefor, and Landlord may sell or discard such property. Landlord shall not have to take any special precautions or measures with regards to any property left within the Premises and Landlord shall not be deemed a bailee thereof. Without limitation to the generality of the foregoing, Landlord may discard computers, records, files, and data without regards to protecting the confidentiality of any information contained therein.
18. DEFAULT. The occurrence of one or more of the following events shall constitute a material default and breach of this Lease by Tenant (a “default” or “Event of Default”):
     (A) Failure by Tenant to make payment of any Rent herein agreed to be paid or any other payment required to be made by Tenant hereunder, as and when due, and such a failure shall continue for a period of five (5) business days thereafter (provided, however, Tenant shall be entitled to written notice and a grace period of five (5) business days after such written notice from Landlord on two (2) occasions during any twelve (12) month period, not to exceed a total of five (5) such notices and grace periods during the Lease Term, before Tenant shall be deemed to be in default);
     (B) The making by Tenant of any assignment or arrangement for the benefit of creditors;
     (C) The filing by Tenant of a petition in bankruptcy or for any other relief under the Federal Bankruptcy Law or any other applicable statute;
     (D) The levying of an attachment, execution of other judicial seizure upon Tenant’s property in or interest under this Lease, which is not satisfied or released or the enforcement thereof stayed or superseded by an appropriate proceeding within thirty (30) days thereafter;
     (E) The filing of an involuntary petition in bankruptcy or for reorganization or arrangement under the Federal Bankruptcy Law against Tenant and such involuntary petition is not withdrawn, dismissed, stayed or discharged within sixty (60) days from the filing thereof;
     (F) The appointment of a Receiver or Trustee to take possession of the property of Tenant or of Tenant’s business or assets, and the order or decree appointing such Receiver or Trustee shall have remained in force undischarged or unstayed for thirty (30) days after the entry of such order or decree;
     (G) The failure by Tenant to perform or observe any other term, covenant, agreement or condition to be performed or kept by Tenant under the terms, conditions, or provisions of this lease, and such a failure shall continue uncorrected for ten (10) business days after written notice thereof has been given by Landlord to Tenant (provided, however, if such failure cannot be cured within such ten (10) business day period, so long as Tenant commenced the curing of such failure within such ten (10) business day period, and diligently prosecutes said cure to completion, then Tenant shall submit to Landlord a detailed plan to cure and timeline).
     (H) Notwithstanding any other term or conditions of this lease to the contrary, Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord and such failure continues for more than thirty (30) days after written notice by Tenant; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Said notice shall specify the exact alleged default. Following said notice and cure period (and any additional cure period afforded under this Lease to any applicable lender, mortgagee, ground lessor or other third party), Tenant may then (i) take any remedy available to it under this Lease; or (ii) bring an action in a court of law to seek an award for damages (in no event shall Tenant be entitled to withhold rents or terminate this lease without a binding final judgment or decision by a court or arbitrator).
19. REMEDIES. During the existence of any default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by Law, take any of the following actions:
     (A) Terminate the Lease. Terminate this Lease by giving Tenant written notice thereof, in which event, Tenant shall pay to Landlord the sum of (1) all Rent accrued hereunder through the date of termination, (2) all other amounts due under this Lease, (3) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Lease Term discounted to present value at a per annum rate equal to the “Prime Rate” as published in The Wall Street Journal, in its listing of “Money Rates” as of the date this Lease is so terminated, (4) the cost of removing any tenant improvements, and (5) the portion of any brokerage commissions and tenant improvement allowances payable on any new lease for the Premises (or portion thereof), in both cases prorated to the then-remaining Lease Term; provided, however, in the event of an acceleration of future Rent, whether pursuant to the preceding provisions of this paragraph or otherwise, Tenant shall be entitled to a credit in the amount that Tenant can prove is the reasonable net value of rental that Landlord would likely receive during the remainder of the Lease Term following the period that Landlord would need to market the Premises, negotiate the new lease, build out the premises and rental to commence under the new lease.

     (B) Terminate Tenant’s Right of Possession. Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (1) all Rent and other amounts accrued hereunder to the date of termination of possession, (2) all other amounts due from time to time under this Lease, and (3) all Rent and other sums required hereunder to be paid by Tenant during the remainder of the Lease Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period; in any such reletting, Tenant shall be relieved of its obligations under this Lease as of the date of such reletting (however, Tenant shall remain liable for any monetary deficiencies). Landlord shall use commercially reasonable efforts (consistent with applicable law) to mitigate its damages after an event of default by Tenant; provided, however, Landlord does not guarantee that any such mitigation efforts shall be successful. Tenant hereby acknowledges that (i) Landlord may reasonably elect to lease other comparable available space in the Building, or in other buildings owned by Landlord or Landlord’s Affiliates, before reletting the Premises, (ii) Landlord need not enter into any new lease that Landlord does not reasonably deem to be acceptable, and (iii) Landlord may decline to incur expenses to relet, other than customary leasing commissions and legal fees for negotiation of a lease with a new tenant. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder, except such excesses shall be used to offset any additional amounts payable by Tenant under this Section 19. Reentry by Landlord to the Premises shall not affect Tenant’s obligations hereunder for the unexpired Lease Term; rather, Landlord may, from time to time, bring action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Lease Term. Actions to collect amounts due by Tenant to Landlord under this subsection may be brought from time to time on one or more occasions, without the necessity of Landlord waiting until the Expiration Date of this Lease. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to exclude or dispossess Tenant of the Premises shall be deemed to be taken under this subsection. If Landlord elects to proceed under this Section (B), it may at any time elect to terminate this Lease under (A) above. No re-entry by Landlord or any action brought by Landlord to remove Tenant from the Premises shall operate to terminate this Lease unless Landlord shall have given written notice of termination to Tenant, in which event Tenant’s liability shall be as above provided.
     (C) Lock Out. In the event of a monetary default in an amount in excess of one full month of gross rental (Base Rent, Operating Expenses and Taxes) following any applicable notice and cure period, or unauthorized holding over by Tenant for more than one hundred twenty (120) days following a written notice to vacate, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide notice or a new key or right of access to Tenant. This Lease supersedes Section 93.002 of the Texas Property Code to the extent of any conflict.
     (D) Landlord’s Other Rights and Remedies. Upon any default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (1) obtaining possession of the Premises, (2) removing, storing and/or disposing of Tenant’s or any other occupant’s property, (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition required by this Lease, (4) reletting all or any part of the Premises (including brokerage commissions (prorated based on the time between the commencement of the new lease and the Expiration Date of this Lease), and other costs incidental to such reletting, but not the cost of new improvements for the new tenant), (5) performing Tenant’s obligations which Tenant failed to perform, and (6) enforcing, or advising Landlord of, its rights, remedies, and recourses. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. Landlord’s receipt of Rent with knowledge of any default by Tenant hereunder shall not be a waiver of such default, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless set forth in writing and signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term or violation of any other term. If Landlord repossesses the Premises pursuant to the authority herein granted, then Landlord shall have the right to (i) remove and store, at Tenant’s expense, or (ii) sell at auction (following written notice and a thirty (30) day cure period) all of the furniture, trade fixtures, equipment and other personal property in the Premises, including that which is owned by or leased to Tenant at all times before any foreclosure thereon or repossession thereof by any lessor thereof or third party having a lien thereon. Landlord may relinquish possession of all or any portion of such furniture, trade fixtures, equipment and other property to any person (a “Claimant”) who presents to Landlord a copy of any instrument represented by Claimant to have been executed by Tenant (or any predecessor of Tenant) granting Claimant the right under various circumstances to take possession of such furniture, trade fixtures, equipment or other property, without the necessity on the part of Landlord to inquire into the authenticity or legality of the instrument. Landlord may, at its option and without prejudice to or waiver of any rights it may have, (a) escort Tenant and or its employees to the Premises to retrieve any personal belongings of Tenant and/or its employees not covered by the security interest, or (b) obtain a list from Tenant of the personal property of Tenant and/or its employees, and make such property available to Tenant and/or Tenant’s employees; however, Tenant first shall pay in cash all reasonable costs and reasonable estimated expenses to be incurred in connection with the removal of such property and making it available. No right or remedy granted to Landlord herein is intended to be exclusive of any other right or remedy, and each and every right and remedy herein provided shall be cumulative and in addition to any other right or remedy hereunder or now or hereafter existing in law or equity or by statute. All rights may be exercised at any time, in any order, or Landlord may forebear upon any right, without any waiver by Landlord. In the event of termination of this Lease, Tenant waives any and all rights to redeem the Premises either given by any statute now in effect or hereafter enacted.
     (E) Late Fee. If any Rent or other payment required of Tenant under this Lease is not paid when due, Landlord may charge Tenant, and Tenant shall pay upon demand a fee equal to five percent (5%) of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. Notwithstanding the foregoing, Tenant shall be entitled to written notice and a five (5) business day cure period on two (2) occasions during any twelve (12) month period (not to exceed a total of five (5) such notice and cure periods during the Lease Term) before such late fee is assessed. All such fees shall be additional Rent.
     (F) Interest. Tenant shall pay interest on all amounts that are more than thirty (30) days overdue at the compounded annual rate of fifteen percent (15%) commencing as of the expiration of such thirty (30) day period and continuing until paid in full, but in no amount greater than the maximum allowable rate under law.
     (G) No Waiver. Receipt by Landlord of Rent or other payments from Tenant shall not be deemed to operate as a waiver of any rights of Landlord to enforce payment of any Rent, additional Rent, or other payments previously due or which may thereafter become due, or of any rights of Landlord to terminate this Lease or to exercise any remedy or right which otherwise might be available to Landlord, the right of Landlord to declare a forfeiture for each and every breach of this Lease is a continuing one for the life of this Lease.

20. MISCELLANEOUS.
     (A) Not Void. If any term or provision of this Lease is declared invalid or unenforceable, the remainder of this Lease shall not be affected by such determination and shall continue to be valid and enforceable.
     (B) Entire Agreement. This Lease contains the entire agreement between the parties hereto and may only be amended in writing.
     (C) Authority. Tenant shall supply to Landlord, contemporaneously with the delivery of this Lease, a corporate resolution or other reasonably satisfactory evidence of the authority of Tenant’s signatory to enter into this Lease.
     (D) Notices. All notices required under this Lease shall be in writing and shall be deemed to be properly served when posted by certified United States mail, postage prepaid, return receipt requested, or nationally recognized overnight courier, to the party to whom directed at the address set forth in Section 1 above or at such other address as may be from time to time designated in writing by the party changing such address.
     (E) Rent. Unless the context clearly denotes the contrary, the word “Rent” or “Rental” as used in this Lease not only includes cash Base Rental and Tenant’s Proportionate Share of Operating Expenses, but also all other payments and obligations to pay assumed by Tenant, whether such obligations to pay run to Landlord or to other parties.
     (F) NO JURY TRIAL. IT IS MUTUALLY AGREED BY AND BETWEEN LANDLORD AND TENANT THAT THE RESPECTIVE PARTIES HERETO SHALL, AND THEY HEREBY DO, WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OF OR OCCUPANCY OF THE PREMISES OR ANY CLAIM OF INJURY OR DAMAGE AND ANY EMERGENCY STATUTORY OR ANY OTHER STATUTORY REMEDY. IF LANDLORD COMMENCES ANY SUMMARY PROCEEDING FOR NONPAYMENT OF RENT, TENANT WILL NOT INTERPOSE ANY COUNTERCLAIM OF WHATEVER NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING.
     (G) ASHRAE. Landlord shall use commercially reasonable efforts to operate and maintain the heating, cooling and ventilation (“HVAC”) system for the Premises in a manner sufficient to maintain an indoor air quality substantially in accordance with the limits required by the American Society of Heating, Air Conditioning and Refrigeration Engineers (ASHRAE) standard 62-2004. Tenant shall notify Landlord promptly upon Tenant first having knowledge of any of the following conditions at, in, on or within the Premises: standing water, water leaks, water stains, humidity, mold growth, or any unusual odors (including, but not limited, musty, moldy or mildewy odors).
     (H) Confidential. Tenant and Landlord shall at all times keep all business terms and conditions of this Lease (i.e., lease rates, concessions, tenant improvement allowances, lease term options or rights) confidential and shall not disclose the terms thereof to any third party, except: (i) for its employees, accountants, attorneys, brokers, agents and other professionals who have a legitimate business reason to know the terms of this Lease, as well as prospective purchasers and lenders; (ii) as required by any laws, rules or regulations applicable to such party, including without limitation, the requirements of the United States Securities and Exchange Commission or similar organization; or (iii) in connection with any legal proceedings. Any announcements, communication or publicity by either Landlord or Tenant regarding the subject lease transaction shall occur after the Effective Date, and only then with the prior written consent of both parties.
     (I) OFAC Compliance.
          (a) Tenant represents and warrants that: (1) To the best of Tenant’s knowledge, after reasonable inquiry, Tenant is: (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the

“List”), and; (ii) is not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States; (2) None of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined); (3) No Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly); (4) None of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and; (5) Tenant has implemented procedures, and will consistently apply those procedures to ensure the foregoing representations and warranties remain true and correct at all times.
          (b) Tenant covenants and agrees: (1) To comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect; (2) To immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that it may no longer be true or have been breached; (3) To not knowingly use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease, and (4) At the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.
          (c) Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Lease Term shall be a material default of the Lease. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material default of the Lease.
          (d) Tenant shall also require and shall take reasonable measures to ensure compliance with the requirement that no person who owns any other direct interest in Tenant is or shall be listed on any of the Lists or is an Embargoed Person. The term Embargoed Person means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law (“Embargoed Person”). This Subsection (d) shall not apply to any person to the extent that such person’s interest in Tenant is through a U.S. Publicly-Traded Entity. As used in this Agreement, U.S. Publicly-Traded Entity means a Person, other than an individual, whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a person (“U.S. Publicly-Traded Entity”).
     (J) Wi-Fi. Tenant shall have the right to install a Wireless Fidelity Network (“Wi-Fi Network”) within the Premises for the use of Tenant. Notwithstanding anything to the contrary contained herein, Tenant shall, at its sole cost and expense upon termination of this Lease, remove the Wi-Fi Network from the Premises and restore any affected portion of the Premises to substantially the condition as existed prior to installation of such Wi-Fi Network. Tenant agrees that Tenant’s communications equipment associated with the Wi-Fi Network that will not cause radio frequency, electromagnetic, or other interference to any other party, or occupants of the Building or any other party. Should any interference occur, Tenant shall take all necessary steps as soon as commercially practicable and no later than three calendar days following such occurrence to correct such interference. If such interference continues after such three-day period, Tenant shall immediately cease operating Tenant’s communications equipment until such interference is corrected or remedied to Landlord’s satisfaction. Tenant acknowledges that Landlord has granted and/or may grant leases, licenses and/or other rights to other tenants and occupants of the Building and to telecommunication service providers. Tenant hereby indemnifies, hold harmless, and defends Landlord (except for matters directly resulting from Landlord’s gross negligence or willful misconduct) against all claims, losses or liabilities arising as a result of Tenant’s use and/or construction of any Wi-Fi Network.
     (K) Successors, Assigns and Liability. The terms, covenants, conditions and agreements herein contained and as the same may from time to time hereafter be supplemented, modified or amended, shall apply to, bind, and inure to the benefit of the parties hereto and their legal representatives, successors and assigns, respectively. In the event either party now or hereafter shall consist of more than one person, firm or corporation, then and in such event all such person, firms and/or corporations shall be jointly and severally liable as parties hereunder.
     (L) Exculpatory Provisions. It is expressly understood and agreed by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings and agreements herein made on the part of Landlord while in form purporting to be the representations, warranties, covenants, undertakings and agreements of Landlord are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings and agreements by Landlord or for the purpose or with the intention of binding Landlord personally, but are made and intended for the purpose only of subjecting Landlord’s interest in the Premises to the terms of this Lease and for no other purpose whatsoever, and in case of default hereunder by Landlord, Tenant shall look solely to the interests of Landlord in the Premises; and that Landlord shall not have any personal liability to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, herein contained, all such personal liability, if any, being expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.
     (M) Laws that Govern. Landlord and Tenant agree that the term and conditions of this Lease shall be governed by the Laws of the State of Texas. Venue is proper in the jurisdiction in which the Building is located, and the parties hereby submit themselves to the jurisdiction of the courts located therein.
     (N) Financial Statements. Within ten (10) business days after Landlord’s request, but not more than twice per year, Tenant shall deliver to Landlord the then current audited financial statements of Tenant, and audited financial statement of the two (2) years prior to the current financial statements year, with an opinion of a certified public accountant. This information includes a balance sheet, cash flow statement, and profit and loss statement for the most recent prior year, all prepared in accordance with generally accepted accounting principles consistently applied. Tenant shall not be required to report the financial information of Tenant so long as Tenant is required to report such financial information to the United States Securities and Exchange Commission and the same are available to the public.
     (O) Landlord’s Lien. LANDLORD HEREBY AGREES NOT TO UNREASONABLY WITHHOLD ITS CONSENT TO OR EXECUTION OF A SUBORDINATION OF ITS LIEN IN AND TO ANY FURNITURE, FIXTURES, INVENTORY, RECEIVABLES, EQUIPMENT OR OTHER PERSONAL PROPERTY OF TENANT TO THE LIEN OF ANY LEGITIMATE THIRD-PARTY LENDER REQUIRING SUCH SUBORDINATION (PROVIDED THAT TENANT PROVIDES UPDATED FINANCIALS AND LANDLORD MAY REQUIRE ADDITIONAL SECURITY UNDER THE LEASE). Landlord hereby waives any statutory lien on Tenant’s furniture, fixtures, equipment and other personal property located within the Premises.
     (P) Access to Premises. Landlord and its authorized agents shall have free access to the Premises at any and all reasonable times for customary services (such as regular janitorial services and other services that Landlord is required to perform on a regular basis pursuant to this Lease), and for non-customary services (such as non-emergency repairs) upon at least twenty four (24) hours’ verbal notice to Tenant, to inspect the same and for the purposes pertaining to the rights of Landlord. Landlord shall use commercially reasonable efforts to minimize any interference with operation of Tenant’s business from the Premises during any such entry. During the last twelve (12) months of the Lease Term (as may have been extended) Landlord may show the Premises to prospective lessees.
     (Q) Real Estate Brokers. Tenant represents that Tenant has directly dealt with and only with brokers identified in Article 1 (whose commission shall be paid by Landlord pursuant to a separate agreement with each such broker), in connection with this Lease and TENANT AGREES TO INDEMNIFY AND HOLD LANDLORD HARMLESS FROM ALL DAMAGES, LIABILITY, AND EXPENSE (INCLUDING REASONABLE ATTORNEY’S FEES) ARISING FROM ANY CLAIMS OR DEMANDS OF ANY OTHER BROKER OR BROKERS OR FINDERS FOR ANY COMMISSION ALLEGED TO BE DUE SUCH BROKER OR BROKERS OR FINDERS IN CONNECTION WITH ITS PARTICIPATING IN THE NEGOTIATION WITH TENANT OF THIS LEASE.

     (R) Force Majeure. Whenever a period of time is herein prescribed for action to be taken by Landlord or Tenant, the party taking the action shall not be liable or responsible for, and therefore shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, terrorist activities, acts of war, governmental actions or inactions or laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such acting party, and which in any of such events, can not be overcome by the commercially reasonable efforts of the acting party (“Force Majeure”); provided, however, in no event shall Force Majeure apply to either (i) the financial obligations of Tenant under this Lease, including, without limitation, Tenant’s obligation to promptly pay Rent, or (ii) Tenant’s obligation to maintain insurance hereunder.
     (S) WAIVER OF RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES — CONSUMER PROTECTION ACT. TENANT WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES — CONSUMER PROTECTION ACT, SECTION 17.41, ET. SEQ., BUSINESS CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THIS WAIVER.
     (T) Energy and Environmental Initiatives. Tenant shall fully cooperate with Landlord in any programs in which Landlord may elect to participate relating to the Building’s (i) energy efficiency, management, and conservation; (ii) water conservation and management; (iii) environmental standards and efficiency; (iv) recycling and reduction programs; and/or (v) safety, which participation may include, without limitation, the Leadership in Energy and Environmental Design (LEED) program and related Green Building Rating System promoted by the U.S. Green Building Council. All carbon tax credits and similar credits, offsets and deductions are the sole and exclusive property of Landlord. Tenant is not obligated to make the Premises LEED certified. Landlord shall not require Tenant to incur any material costs for complying with the terms of this Section 20(T) and shall only include costs under this Section in Operating Expenses to the extent allowable under Section 5(A)(5)(e) above.
     (U) Counterparts. The parties may execute this Lease or any exhibit hereto in counterpart copies, each of which shall be deemed originals.
     (V) Rider and Exhibits. The Rider, and Exhibits A-1, A-2, A-3, B, C-1, C-2,C-3, D, E, F, and G are attached hereto and made a part hereof, by reference, for all purposes.
     (W) Contingency. The parties hereby acknowledge and agree that this Lease is binding upon the parties; however, this Lease is contingent upon and subject to the approval of Bank of America and the full negotiation of the SNDA. In the event that on or before February 3, 2009, (i) such approval has not been granted and notice thereof delivered to Tenant, or (ii) the SNDA has not been fully executed, then at anytime thereafter (but prior to the full satisfaction of the contingencies set forth in this paragraph) either Party may declare this Lease void ab initio by providing written notice to the other party, in which event (i) neither party shall be deemed to have any rights or obligations hereunder, and (ii) the parties agree to mark each original copy of this Lease void and send a copy of the same to the other Party. Landlord shall use commercially reasonable efforts to obtain all approvals from Bank of America and to keep Tenant informed of Landlord’s progress in obtaining such approvals.
[Remainder of Page Intentionally Left Blank]

[SIGNATURE PAGE]
     IN WITNESS WHEREOF, the parties may have executed this Lease in counterpart copies, each of which shall be deemed originals. Landlord and Tenant have executed this Lease the date and year noted above.
LANDLORD:
I-10 EC CORRIDOR #2 LIMITED PARTNERSHIP, a Delaware limited partnership
By:     TC HOUSTON, INC., a Delaware corporation, Managing Partner

By:	/s/ W. Aaron Thielhorn
	Name:	W. Aaron Thielhorn
	Title:	Vice President
	Date:	January 27, 2009

TENANT: CARBO CERAMICS INC., a Delaware corporation
By:	/s/ Gary A. Kolstad
Gary A. Kolstad
Chief Executive Officer
Date:	January 23, 2009

RIDER TO LEASE
ADDITIONAL PROVISIONS
1. This Rider Controls. The provisions set forth in this Rider control to the extent they conflict with any provision or provisions set forth in the body of this Lease.
2. Extension Option. Tenant shall have the right and option to extend this Lease for one (1) consecutive period of five (5) years under the same terms and conditions as stated in the Lease (an “Extension Option”), with the exceptions that (a) no further extension options shall exist and (b) monthly rental for such extension term shall be based on the Market Rental Rate (as defined below). The “Market Rental Rate” shall mean the rental rate charged from time to time by landlords in Class A office buildings comparable in size and condition to the Premises in the Energy Corridor submarket area and comparable to the Building, taking into consideration the location, quality, level of LEED certification, age of the Building, floor level on which the space is located, any rental abatement, lease takeovers and/or assumptions, moving expenses and other concessions, tenant improvement allowances, parking, parking rates, the term of the lease, the extent of the services to be provided, the distinction between a “gross” and “net” lease, the base year or estimated basic cost per square foot for escalation purposes (including operating costs, insurance, and ad valorem taxes), the time the particular rental rate under consideration became or is to become effective, and any other relevant term or condition, but shall not include any value or amount with respect to any leasehold improvements. Tenant may reject the Extension Option granted herein within ten (10) days following Tenant’s receipt of Landlord’s determination of the Market Rental Rate (“Rate Notice”). The Extension Option shall be exercisable by Tenant, if at all, only by timely delivery to Landlord of written notice of election between twelve (12) months and eighteen (18) months prior to the expiration of the then current Lease Term (“Extension Notice”). The option herein granted shall be deemed to be personal to Tenant, and if Tenant subleases any portion of the Premises or otherwise assigns or transfers any interest thereof to another party (other than a Permitted Transfer) and such assignment, sublease or transfer is still in effect as of the time of either the Extension Notice or the Rate Notice, such option shall lapse. In the event that Tenant is in default of any term or condition of the Lease beyond any applicable notice and grace period, then there shall be no extension of this Lease as provided herein.
     If Tenant desires to continue with the extension, but objects to the Market Rental Rate determined by Landlord, then Tenant must object to the same within said ten (10) day period. No later than ten (10) days thereafter, Landlord and Tenant shall meet in an effort to negotiate, in good faith, the Market Rental Rate applicable to the Premises. If Landlord and Tenant have not agreed upon the Market Rental Rate applicable to the Premises within five (5) days, then Landlord and Tenant shall attempt to agree, in good faith, upon a single broker not later than fifteen (15) business days following Landlord’s delivery of the Rate Notice who shall determine the Market Rental Rate for the Premises. If Landlord and Tenant are unable to agree upon a single broker within such time period, then Landlord and Tenant shall each appoint one broker not later than twenty (20) business days following Landlord’s delivery of the Rate Notice. Not later than twenty-five (25) business days following Landlord’s delivery of the Rate Notice, the two appointed brokers shall appoint a third broker. If either Landlord or Tenant fails to appoint a broker within the prescribed time period, the single broker appointed shall determine the Market Rental Rate. If both parties fail to appoint brokers within the prescribed time periods, then the first broker thereafter selected by a party shall determine the Market Rental Rate. If a single broker is chosen, then such broker shall determine the Market Rental Rate applicable to the Premises. Otherwise, the Market Rental Rate shall be the arithmetic average of two (2) of the three (3) determinations which are the closest in amount, and the third determination shall be disregarded. Landlord and Tenant shall instruct the brokers to complete their determination of the Market Rental Rate not later than forty-five (45) days following Landlord’s delivery of the Rate Notice. Such arbitrator shall (i) be a qualified commercial real estate broker licensed in the State of Texas, (ii) have at least ten (10) years experience in leasing office space in Comparable Buildings and shall have personally negotiated five (5) or more individual leases each covering over 20,000 square feet of office space during the preceding five (5) years, (iii) not have represented either Landlord, Tenant, or any Mortgagee during the preceding five (5) years and (iv) be generally experienced and competent in determining market rates for office space similar to the Leased Premises. The arbitrator shall not have the power to add to, modify, or change any of the provisions of this Lease.

3. Right of Refusal.
     (a) Grant of Right of Refusal. Subject to the provisions as hereinafter set forth, Landlord hereby grants to Tenant a right of refusal (“Right of Refusal”) to lease from Landlord all of the remaining space located on the third (3rd) floor of the Building (“Refusal Space”). The Refusal Space is shown on Exhibit A-3 attached hereto and incorporated herein by this reference.
     (b) Third Party Offer; Exercise Notice. So long as there are at least twenty-four (24) months remaining on the term of this Lease (as may be extended), if Landlord desires to accept a bona fide offer from a third party (“Third Party Offer”) to lease the Refusal Space, Landlord shall first give to Tenant notice that Landlord has received such Third Party Offer and describing the terms and conditions of such Third Party Offer including Rent and other relevant terms such as Allowance, if any (“Third Party Offer Notice”). Tenant may exercise the Right of Refusal by giving Landlord written notice of Tenant’s desire to lease the Refusal Space set forth in the Third Party Offer (“Exercise Notice”) on or before the later of (i) three (3) business days; or (ii) five (5) calendar days after the date of the Third Party Offer Notice.
     (c) Expansion Amendment. After receipt of the Exercise Notice, Landlord and Tenant shall enter into an amendment of the Lease “Expansion Amendment” acceptable to Landlord and Tenant. Such Expansion Amendment shall provide that from and after the applicable date on which the Refusal Space is leased by Tenant (“Expansion Commencement Date”), the Lease shall be deemed modified as follows.
          (i) Base Rent for the Refusal Space shall be as set forth in the Third Party Offer (including, without limitation, the duration of the term of the Lease of the Refusal Space);
          (ii) Tenant’s Proportionate Share applicable to the Refusal Space shall be a fraction, the numerator of which shall be the number of rentable square feet in the Refusal Space and the denominator of which shall be the number of rentable square feet in the Building (as both shall be reasonably determined by Landlord);
          (iii) Tenant shall accept the Refusal Space in the time, condition and manner described in the Third Party Offer;
          (iv) Other applicable terms and conditions of the Third Party Offer shall modify the Lease;
          (v) For all purposes under the Lease, other than for the applicable calculations set forth above, the term “Premises” shall be deemed to include the Refusal Space; and
          (vi) Landlord shall not be entitled to a construction management fee relating to the initial Improvements made to the Refusal Space by Tenant (or improvements to other portions of the Premises made contemporaneously with the initial improvements to the Refusal Space).
     (d) Failure to Exercise. If Tenant does not exercise its Right of Refusal in the time and manner set forth herein, the Right of Refusal shall be deemed terminated and of no further force or effect for a period of six (6) full calendar months following the date on which the Third Party Offer Notice was delivered to Tenant (and shall thereafter be reinstated). Notwithstanding the prior sentence to the contrary, if Landlord, within said six (6) month period, intends to lease the Offer Space with a third party at a Net Effective Rental Rate (hereinafter defined) of less than ninety percent (90%) of the Net Effective Rental Rate offered to Tenant in the Offer Space Notice (and otherwise on the same terms and conditions of the Offer Space Notice), then Tenant shall again be offered the Refusal Space on such lower terms. As used herein, the term “Net Effective Rental Rate” shall mean the net rental rate payable to Landlord under a lease net of all tenant inducements (e.g., tenant improvement allowances, rental abatements, moving allowances), with the cost of such tenant inducements, together with interest thereon at a rate of ten percent (10%) per annum, amortized over the applicable term. Except for such waiver by Tenant under this subsection, Tenant’s rights under this Section are continuous and Landlord shall not lease the Refusal Space at any time during the initial Lease Term without first giving Tenant its right to lease such Refusal Space.

     (e) No Default. Tenant may exercise the Right of Refusal, and an exercise thereof shall only be effective, provided that Tenant is not in monetary default of this Lease beyond any applicable notice or cure period as of the date of the Third Party Offer Notice and this Exercise Notice.
     (f) Not Transferable. Tenant acknowledges and agrees that the Right of Refusal shall be deemed personal to Tenant and if Tenant subleases, assigns or otherwise transfers any interests hereunder to any person or entity (except pursuant to a Permitted Transfer) and such sublease, assignment or transfer is still in effect as of the Third Party Offer Notice or Exercise Notice, then the Right of Refusal shall lapse and be forever waived.
4. Preferential Right to Lease.
     (a) Preferential Lease Space. So long as there are at least twenty-four (24) months remaining on the Lease Term (as may be extended), if Landlord desires to actively market the remaining space on the third (3rd) floor of the Building (“Preferential Lease Space”), Landlord shall give Tenant written notice (“Preferential Lease Space Notice”) of such event. Within fifteen (15) days after the date the Preferential Lease Space Notice is given to Tenant, the time of giving of such notice to be of the essence of this Section, Tenant shall give Landlord written notice (“Preferential Right Acceptance Notice”) of its election to lease the entire Preferential Lease Space. Tenant’s obligation to pay Base Rent on the Preferential Lease Space shall commence the earlier of (i) the date that Tenant occupies the Preferential Lease Space; or (ii) ninety (90) days from the date that Landlord delivers the Preferential Lease Space to Tenant for construction of Tenant’s initial leasehold improvements. The Base Rent applicable to the Preferential Lease Space shall be the Market Rental Rate as defined in Section 2 above (and if during the initial Lease Term of the Lease, inclusive of an allowance equal to $35.00 per rentable square foot of space in the Preferential Lease Space multiplied by a fraction, the numerator of which is the number of full calendar months remaining in the initial Lease Term of the Lease following the commencement date of the lease of the Preferential Lease Space and the denominator of which is 84).
     (b) Amendment. After receipt of any such Preferential Right Acceptance Notice, Landlord and Tenant shall enter into an amendment to this Lease acceptable to Landlord and Tenant to amend the Lease pursuant to the terms and conditions of the Preferential Lease Space Notice. Except as set forth in the Preferential Lease Space Notice, the terms and conditions of the Lease as they apply to the Premises (including, without limitation, the Expiration Date) shall govern Tenant’s lease of the Preferential Lease Space. Landlord shall not be entitled to a construction management fee relating to the initial Tenant Improvements to the Preferential Lease Space (or improvements to other portions of the Premises made contemporaneously with the initial improvements to the Preferential Lease Space).
     (c) Failure to Exercise. In the event that Tenant fails to exercise its right as aforesaid within fifteen (15) days of the date the Preferential Lease Space Notice is given to Tenant or, in the event Tenant shall have exercised its right and Tenant shall not have executed an amendment of this Lease as aforesaid within fifteen (15) business days from the date Tenant is given such an Amendment, Tenant shall be deemed to have forever waived its right under this Section.
     (d) Not Transferable. Tenant acknowledges and agrees that any preferential rights granted under this Section 3 shall be deemed personal to Tenant and if Tenant subleases, assigns or otherwise transfers any interests under this Lease (other than pursuant to a Permitted Transfer), and such assignment, sublease or other transfer is still in effect as of the Preferential Lease Space Notice or Preferential Right Acceptance Notice, then the rights hereunder shall lapse and be of no further force or effect.
     (e) No Default. Tenant shall be deemed to have waived its rights under this Section in the event that Tenant is in monetary default under the Lease beyond any applicable notice and grace period as of the date of the Preferential Lease Space Notice.
5. Generator. Provided this Lease shall be in full force and effect and Tenant shall not be in default hereunder beyond any applicable grace period, Tenant may, at its sole cost and expense (including reasonable screening if applicable), install and operate (for Tenant’s own use and not for use by third parties or “for profit” services provided for the benefit of third parties) during the Lease Term, a generator for back-up power to the

Premises (“Generator”), the exact specifications of which shall be subject to Landlord’s prior written approval, not to be unreasonably withheld, conditioned or delayed. Tenant may install the Generator at a location approved by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed (hereinafter the “Installation Area”). The installation of such Generator shall be subject to the following:
     (a) Tenant shall not install or operate the Generator until it receives prior written approval from Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Without limitation to the generality of the preceding sentence, it shall not be unreasonable for Landlord to withhold approval if the installation or operation of the Generator may damage the Building and/or is not in keeping with the aesthetics of the Building. Prior to commencing installation, Tenant shall provide Landlord with (i) detailed plans and specifications for the installation of the Generator, (ii) copies of all required permits, licenses and authorizations, which Tenant will obtain at its own expense and which Tenant will maintain at all times during the operation of the Generator, and (iii) a Certificate of Insurance evidencing insurance coverage as required by this Lease and any other insurance reasonably required by Landlord for the installation and operation of the Generator.
     (b) Tenant shall repair in a good and workmanlike manner any damage to the Building caused by the installation, operation or removal of the Generator. The installation, operation and removal of the Generator will be at its sole risk. Tenant agrees to indemnify and defend Landlord against all claims, actions, damages, liabilities and expenses including reasonable attorneys’ fees and disbursements in connection with the loss of life, personal injury, damage to property or business or any other loss or injury or as a result of any litigation arising out of the installation, operation or removal of the Generator.
     (c) At the expiration or sooner termination of this Lease, or upon termination of the operation of the Generator, or revocation of any license issued, Tenant shall remove the Generator (and all associated wiring and other appurtenances) from the Building and repair any damage caused thereby, at Tenant’s sole cost and expense. Tenant shall leave the Installation Area in good order and repair. If Tenant does not remove the Generator when so required, Tenant hereby authorizes Landlord to remove and dispose of the Generator and to charge Tenant for all reasonable costs and expenses incurred.
6. Signage.
     (a) Building Standard Identification. During the Lease Term, at Landlord’s sole cost and expense (but subject to inclusion as an Operating Expense to the extent allowable), Tenant shall be entitled to reasonable identification on the electronic Building directory to be installed by Landlord, at its sole cost and expense, in the first floor lobby of the Building. Tenant shall be entitled to representation on such directory in a quantity substantially in proportion to the rentable square feet in the Premises relative to the total rentable square feet in the Building. Landlord shall provide Building-standard floor signage at no additional cost to Tenant.
     (b) Monument Signage. So long as Tenant is not in default of any term or condition of the Lease and is renting not less than 20,000 rentable square feet of space in the Building, Landlord will permit Tenant to place its signage (but not the signage of its subtenants or assignees, other than Affiliates) on the monument sign associated with the Building (on a basis of joint identification with other tenants and occupants). All costs associated with the fabrication, installation, maintenance, removal and replacement of Tenant’s signage on the monument sign shall be the sole responsibility of Tenant. Landlord reserves the right to place additional tenant names on the monument sign and to relocate Tenant’s monument signage based upon the rentable square footage leased by other tenants in the Building. Tenant shall maintain such signage in good condition and repair. Tenant shall remove such signage and repair any damage caused thereby, at its sole cost and expense, upon the expiration or sooner termination of the Lease. The color, content, size and other specifications of any such signage shall be in accordance with the terms and conditions of the Lease, and shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. Further, Tenant shall ensure that all signage complies with any and all applicable local zoning codes and building regulations, and meets with the approval of Woodcreek Park Association.